EXHIBIT A














COMBINATION AGREEMENT

BETWEEN

ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

and

TELEPANEL SYSTEMS INC.




October 29, 1997























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                        TABLE OF CONTENTS
                                                             Page
ARTICLE 1      THE ARRANGEMENT AND RELATED MATTERS . . . . . .  1

     1.1   The Arrangement and Related Matters . . . . . . . .  1
     1.2   Adjustments in Exchange Ratio . . . . . . . . . . .  4
     1.3   Dissenting Shares . . . . . . . . . . . . . . . . .  5
     1.4   Telepanel Options . . . . . . . . . . . . . . . . .  5
     1.5   Telepanel Warrants; Telepanel Convertible
           Securities. . . . . . . . . . . . . . . . . . . . .  6
     1.6   Other Effects of the Arrangement. . . . . . . . . .  7
     1.7   Joint Management Information Circular/
           Proxy Statement; Registration Statement . . . . . .  7
     1.8   Reorganization. . . . . . . . . . . . . . . . . . .  8
     1.9   "Pooling of Interests"; Affiliate Agreements. . . .  8
     1.10  Material Adverse Effect . . . . . . . . . . . . . .  9
     1.11  Currency. . . . . . . . . . . . . . . . . . . . . .  9
     1.12  Best Efforts. . . . . . . . . . . . . . . . . . . .  9

ARTICLE 2      REPRESENTATIONS AND WARRANTIES OF TELEPANEL . .  9

     2.1   Organization; Good Standing; Qualification
           and Power . . . . . . . . . . . . . . . . . . . . . 10
     2.2   Capital Structure . . . . . . . . . . . . . . . . . 10
     2.3   Authority . . . . . . . . . . . . . . . . . . . . . 12
     2.4   Securities Regulatory Authority Reports;
           Financial Statements. . . . . . . . . . . . . . . . 14
     2.5   Information Supplied. . . . . . . . . . . . . . . . 15
     2.6   Compliance with Applicable Laws . . . . . . . . . . 16
     2.7   Title to Assets . . . . . . . . . . . . . . . . . . 16
     2.8   Litigation. . . . . . . . . . . . . . . . . . . . . 17
     2.9   Benefit Plans and Other Compliance. . . . . . . . . 18
     2.10  Absence of Certain Changes or Events. . . . . . . . 19
     2.11  Certain Agreements. . . . . . . . . . . . . . . . . 20
     2.12  Taxes . . . . . . . . . . . . . . . . . . . . . . . 21
     2.13  Fees and Expenses . . . . . . . . . . . . . . . . . 22
     2.14  Environmental Matters . . . . . . . . . . . . . . . 22
     2.15  Interested Party Transactions . . . . . . . . . . . 23
     2.16  Real Estate and Leases. . . . . . . . . . . . . . . 24
     2.17  Material Contracts; No Defaults . . . . . . . . . . 25
     2.18  Intellectual Property . . . . . . . . . . . . . . . 26
     2.19  Insurance . . . . . . . . . . . . . . . . . . . . . 27
     2.20  Restrictions on Business Activities . . . . . . . . 28
     2.21  Books and Records . . . . . . . . . . . . . . . . . 28
     2.22  Board Approval. . . . . . . . . . . . . . . . . . . 28
     2.23  Vote Required.. . . . . . . . . . . . . . . . . . . 28
     2.24  Fairness Opinion. . . . . . . . . . . . . . . . . . 29
     2.25  Pooling Matters . . . . . . . . . . . . . . . . . . 29

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ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF ERS . . . . . 29

     3.1  Organization; Good Standing; Qualification and
          Power. . . . . . . . . . . . . . . . . . . . . . . . 29
     3.2  Capital Structure. . . . . . . . . . . . . . . . . . 30
     3.3  Authority. . . . . . . . . . . . . . . . . . . . . . 31
     3.4  SEC Reports and Financial Statements . . . . . . . . 32
     3.5  Information Supplied . . . . . . . . . . . . . . . . 33
     3.6  Compliance with Applicable Laws. . . . . . . . . . . 34
     3.7  Title to Assets. . . . . . . . . . . . . . . . . . . 34
     3.8  Litigation . . . . . . . . . . . . . . . . . . . . . 35
     3.9  ERISA and Other Compliance.. . . . . . . . . . . . . 35
     3.10 Absence of Certain Changes or Events . . . . . . . . 36
     3.11 Certain Agreements . . . . . . . . . . . . . . . . . 37
     3.12 Taxes. . . . . . . . . . . . . . . . . . . . . . . . 37
     3.13 Fees and Expenses. . . . . . . . . . . . . . . . . . 38
     3.14 Environmental Matters. . . . . . . . . . . . . . . . 38
     3.15 Interested Party Transactions. . . . . . . . . . . . 38
     3.16 Certain Material Contracts . . . . . . . . . . . . . 39
     3.17 Intellectual Property. . . . . . . . . . . . . . . . 39
     3.18 Insurance. . . . . . . . . . . . . . . . . . . . . . 40
     3.19 No Defaults. . . . . . . . . . . . . . . . . . . . . 40
     3.20 Restrictions on Business Activities. . . . . . . . . 40
     3.21 Books and Records. . . . . . . . . . . . . . . . . . 40
     3.22 Board Approval . . . . . . . . . . . . . . . . . . . 41
     3.23 Vote Required. . . . . . . . . . . . . . . . . . . . 41
     3.24 Fairness Opinion . . . . . . . . . . . . . . . . . . 41
     3.25 Pooling Matters. . . . . . . . . . . . . . . . . . . 41

ARTICLE 4      COVENANTS . . . . . . . . . . . . . . . . . . . 42

     4.1  Interim Operations . . . . . . . . . . . . . . . . . 42
     4.2  Shareholder Approval . . . . . . . . . . . . . . . . 46
     4.3  Additional Affiliate Agreements. . . . . . . . . . . 46
     4.4  Joint Proxy Statement. . . . . . . . . . . . . . . . 47
     4.5  Regulatory Approvals . . . . . . . . . . . . . . . . 48
     4.6  Necessary Consents; Certain Notices. . . . . . . . . 48
     4.7  Access to Information and Properties . . . . . . . . 49
     4.8  Satisfaction of Conditions Precedent . . . . . . . . 50
     4.9  No Other Negotiations. . . . . . . . . . . . . . . . 50
     4.10 Pooling. . . . . . . . . . . . . . . . . . . . . . . 54
     4.11 Notification of Certain Matters;
          Interim Financial Statements . . . . . . . . . . . . 54
     4.12 Indemnification. . . . . . . . . . . . . . . . . . . 55
     4.13 Closing; Listing . . . . . . . . . . . . . . . . . . 56
     4.14 Continued Telepanel Operations . . . . . . . . . . . 56
     4.15 Governance . . . . . . . . . . . . . . . . . . . . . 56
     4.16 Installation Representation. . . . . . . . . . . . . 58

ARTICLE 5      CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH
               PARTY . . . . . . . . . . . . . . . . . . . . . 59

     5.1  Compliance with Law. . . . . . . . . . . . . . . . . 59
     5.2  Government Consents. . . . . . . . . . . . . . . . . 59
     5.3  SEC Filings. . . . . . . . . . . . . . . . . . . . . 59
     5.4  Shareholder Approval . . . . . . . . . . . . . . . . 60
     5.5  No Legal Action. . . . . . . . . . . . . . . . . . . 60
     5.6  Tax Opinion. . . . . . . . . . . . . . . . . . . . . 60
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     5.7  Pooling Opinion. . . . . . . . . . . . . . . . . . . 60
     5.8  Court Approval . . . . . . . . . . . . . . . . . . . 60
     5.9  OSC, Etc.. . . . . . . . . . . . . . . . . . . . . . 61
     5.10 Appointment to ERS Board; ERS Charter Changes;
          ERS By-Law Amendments. . . . . . . . . . . . . . . . 61
     5.11 High Yield Bonds . . . . . . . . . . . . . . . . . . 61

ARTICLE 6      CONDITIONS PRECEDENT TO OBLIGATIONS OF
               TELEPANEL . . . . . . . . . . . . . . . . . . . 61

     6.1  Accuracy of Representations and Warranties . . . . . 61
     6.2  Covenants. . . . . . . . . . . . . . . . . . . . . . 62
     6.3  Absence of Material Adverse Effect . . . . . . . . . 62
     6.4  Certified Resolutions. . . . . . . . . . . . . . . . 62
     6.5  Third Party Consents . . . . . . . . . . . . . . . . 62
     6.6  FIRPTA . . . . . . . . . . . . . . . . . . . . . . . 63
     6.7  Letter of ERS' Accountants . . . . . . . . . . . . . 63
     6.8  Other Certificates . . . . . . . . . . . . . . . . . 63

ARTICLE 7      CONDITIONS PRECEDENT TO OBLIGATIONS OF ERS. . . 63

     7.1  Accuracy of Representations and Warranties . . . . . 63
     7.2  Covenants. . . . . . . . . . . . . . . . . . . . . . 64
     7.3  Absence of Material Adverse Change . . . . . . . . . 64
     7.4  Dissenting Shares. . . . . . . . . . . . . . . . . . 64
     7.5  Affiliate Agreements . . . . . . . . . . . . . . . . 64
     7.6  Certified Resolutions; Capitalization. . . . . . . . 64
     7.7  Third Party Consents . . . . . . . . . . . . . . . . 65
     7.8  Resignations . . . . . . . . . . . . . . . . . . . . 65
     7.9  Letter of Accountants for Telepanel. . . . . . . . . 65
     7.10 Relief from Telepanel Reporting Obligations. . . . . 65
     7.11 Telepanel Europe . . . . . . . . . . . . . . . . . . 65
     7.12 Certain Adjustments. . . . . . . . . . . . . . . . . 66
     7.13 Other Certificates . . . . . . . . . . . . . . . . . 66

ARTICLE 8      TERMINATION OF AGREEMENT. . . . . . . . . . . . 66

     8.1  Termination. . . . . . . . . . . . . . . . . . . . . 66
     8.2  Notice of Termination. . . . . . . . . . . . . . . . 67
     8.3  Effect of Termination. . . . . . . . . . . . . . . . 67
     8.4  Subsequent Payments. . . . . . . . . . . . . . . . . 67

ARTICLE 9      SURVIVAL OF REPRESENTATIONS . . . . . . . . . . 69

ARTICLE 10     MISCELLANEOUS . . . . . . . . . . . . . . . . . 69

     10.1  Governing Law . . . . . . . . . . . . . . . . . . . 69
     10.2  Assignment; Binding Upon Successors and Assigns . . 69
     10.3  Severability. . . . . . . . . . . . . . . . . . . . 69
     10.4  Counterparts. . . . . . . . . . . . . . . . . . . . 70
     10.5  Other Remedies; Specific Performance. . . . . . . . 70
     10.6  Amendment and Waivers . . . . . . . . . . . . . . . 70
     10.7  Expenses. . . . . . . . . . . . . . . . . . . . . . 70
     10.8  Notices . . . . . . . . . . . . . . . . . . . . . . 70
     10.9  Construction of Agreement . . . . . . . . . . . . . 72
     10.10 No Joint Venture. . . . . . . . . . . . . . . . . . 72
     10.11 Further Assurances. . . . . . . . . . . . . . . . . 72
     10.12 Absence of Third Party Beneficiary Rights . . . . . 72
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     10.13 Public Announcement . . . . . . . . . . . . . . . . 73
     10.14 Entire Agreement. . . . . . . . . . . . . . . . . . 73



Exhibit 1.1        -  Plan of Arrangement
Exhibit 1.1(b)(i)  -  Voting, Support and Exchange Trust Agreement
Exhibit 1.1(b)(ii) -  ERS Charter Changes
Exhibit 1.9(a)     -  ERS Affiliate Agreement
Exhibit 1.9(b)     -  Telepanel Affiliate Agreement
Exhibit 4.4(b)     -  Letter from Price Waterhouse, Chartered
                      Accountants
Exhibit 4.4(c)     -  Letter from Price Waterhouse LLP
Exhibit 5.10       -  ERS By-Law Amendments






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                     INDEX OF DEFINED TERMS

Additional Director........................  Section 4.15
Adjusted Telepanel Convertible Securities..  Section 2.2(d)
Adjusted Telepanel Options.................  Section 1.4
Adjusted Telepanel Warrants................  Section 2.2(c)
Affiliate..................................  Section 4.3
Agreement..................................  Recitals
AIM........................................  Section 3.3(c)
Arrangement................................  Section 1.1(a)

best efforts...............................  Section 1.11

Canadian GAAP..............................  Section 2.4(c)
CBCA.......................................  Section 1.1(a)
Closing....................................  Section 4.13
Closing Date...............................  Section 4.13
Closing Directors..........................  Section 4.15
Code.......................................  Recitals
Confidentiality Agreement..................  Section 8.3
Court......................................  Section 1.1(a)
Currency...................................  Section 1.10

DGCL.......................................  Section 1.1(b)(iii)
Dissenting Shareholders....................  Section 1.3

Effective Date.............................  Section 1.1(a)
Effective Time.............................  Section 1.1(a)
Environmental Law..........................  Section 2.14
ERISA......................................  Section 3.9(a)
ERS........................................  Recitals
ERS Acquisition Agreement..................  Section 4.9(d)
ERS Balance Sheet Date.....................  Section 3.10
ERS Board..................................  Recitals
ERS Charter Changes........................  Section 1.1(b)(ii)
ERS Common Stock...........................  Section 1.1(a)(ii)
ERS Competing Transaction..................  Section 4.9(c)
ERS Disclosure Letter......................  Article 3
ERS Employee Plan..........................  Section 3.9(a)
ERS Group..................................  Section 4.15
ERS Indenture..............................  Section 4.1(a)
ERS Liens..................................  Section 3.7
ERS Notes..................................  Section 5.11
ERS Notice.................................  Section 4.9(d)
ERS Options................................  Section 1.4(a)
ERS Pension Plan...........................  Section 3.9(b)
ERS SEC Documents..........................  Section 3.4(a)
ERS Special Voting Stock...................  Section 1.1(b)(ii)
ERS Stockholders Meeting...................  Section 1.6(a)
ERS Subsidiaries...........................  Section 3.1
ERS Superior Proposal......................  Section 4.9(d)
Exchange Act...............................  Section 1.7(a)
Exchange Ratio.............................  Section 1.1(a)(iii)
Exchangeable Shares........................  Section 1.1(a)(i)

Final Order................................  Section 1.1(a)
5% Senior Convertible Note.................  Section 4.6

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Governmental Entity........................  Section 2.3(c)
Group......................................  Section 4.15

Hazardous Substances.......................  Section 2.14
HSR Act....................................  Section 2.3(c)

Initial Coverage...........................  Section 4.12
Intellectual Property......................  Section 2.18
Interim Order..............................  Section 1.1(a)
ITA........................................  Recitals

Joint Proxy Statement......................  Section 1.7(a)

material...................................  Section 1.9
Material Adverse Effect....................  Section 1.9
Measurement Date...........................  Section 2.2

Nasdaq....................................   Section 2.3(c)
No Action Request..........................  Section 1.6(a)

Option/Warrant Share Equivalents...........  Section 1.2
OSC........................................  Section 2.3(c)

PFIC.......................................  Section 2.12
Plan of Arrangement........................  Section 1.1(a)

Registration Statement.....................  Section 1.7(a)

SEC........................................  Section 1.4(b)
Securities Act.............................  Section 1.4(b)
Senior Conversion Share Equivalents........  Section 1.2

Tax........................................  Section 2.12
Tax Returns................................  Section 2.12
Telepanel..................................  Recitals
Telepanel Agreements.......................  Section 2.17
Telepanel Balance Sheet Date...............  Section 2.10
Telepanel Board............................  Recitals
Telepanel Common Shares....................  Section 1.1(a)(i)
Telepanel Competing Transaction............  Section 4.9(a)
Telepanel Convertible Securities...........  Section 2.2
Telepanel Disclosure Letter................  Section 2.1
Telepanel Employee Plans...................  Section 2.9(a)
Telepanel Europe...........................  Section 5.11
Telepanel Europe Incorporation Agreement...  Section 4.5
Telepanel Europe Put Option................  Section 4.5
Telepanel Europe Shareholders Agreement....  Section 4.5
Telepanel Form 20-F........................  Section 2.17
Telepanel Group............................  Section 4.15
Telepanel Liens............................  Section 2.7(b)
Telepanel Notices..........................  Section 4.9(b)(i)
Telepanel Options..........................  Section 1.4
Telepanel Option Plan......................  Section 1.1(b)(ii)
Telepanel OSC Reports......................  Section 2.4(a)
Telepanel SEC Documents....................  Section 2.4(b)
Telepanel Share Equivalents................  Section 1.2
Telepanel Shareholders Meeting.............  Section 1.7(a)
Telepanel Subsidiaries.....................  Section 2.1
Telepanel Superior Proposal................  Section 4.9(b)(i)
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Telepanel Warrants.........................  Section 2.2
Term.......................................  Section 4.15
TSE........................................  Section 2.3(c)

U.S. GAAP..................................  Recitals

Vengrowth Conversion Share Equivalents.....  Section 1.2
Voting, Support and Exchange Trust
 Agreement.................................  Section 1.1(b)(i)



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                      COMBINATION AGREEMENT

     THIS COMBINATION AGREEMENT (the "Agreement") is entered into as of October 29, 1997 by and between Electronic Retailing Systems International, Inc., a Delaware corporation ("ERS"), and Telepanel Systems Inc., a corporation incorporated under the Canada Business Corporations Act ("Telepanel").

                      W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Telepanel and ERS have approved the transactions contemplated by this Agreement and the Board of Directors of Telepanel (the "Telepanel Board") has agreed to submit the Plan of Arrangement (as defined in Section 1.1) and the other transactions contemplated hereby to its shareholders for approval and the Board of Directors of ERS (the "ERS Board") has agreed to submit the ERS Charter Changes (as hereinafter defined), the transactions contemplated by this Agreement and related matters to its stockholders for approval; and

     WHEREAS, the Arrangement is intended to be treated as (i) a reorganization pursuant to the provisions of section 368 of the United States Internal Revenue Code of 1986, as amended (the "Code"), (ii) a "pooling of interests" under United States generally accepted accounting principles ("U.S. GAAP") and (iii) a reorganization of capital for purposes of section 86 of the Income Tax Act (Canada) (the "ITA") to the extent that Exchangeable Shares are received in exchange for Telepanel Common Shares.

     NOW THEREFORE, in consideration of the mutual premises and covenants contained herein, the parties hereto hereby agree as follows:

                            ARTICLE 1

               THE ARRANGEMENT AND RELATED MATTERS

     1.1  The Arrangement and Related Matters.

     (a) The Arrangement. As promptly as practicable after the execution of this Agreement, Telepanel will apply to the Ontario Court of Justice (General Division) (the "Court") pursuant to section 192 of the Canada Business Corporations Act (the "CBCA") for an interim order in form and substance satisfactory to ERS (such approval not to be unreasonably withheld or delayed) (the "Interim Order") providing for, among other things, the calling and holding of the Telepanel Shareholders Meeting (as defined below) for the purpose of considering and, if deemed advisable, approving the arrangement (the "Arrangement") under section 192 of the CBCA and pursuant to the Plan of Arrangement in the form of Exhibit 1.1 hereto (with the date of the Joint Proxy Statement inserted in the definition thereof contained therein, the number of Exchangeable Shares [as hereinafter defined] exchangeable for each Telepanel Common Share [as hereinafter defined] inserted in Section 2.5 thereof, and Section 2.8 thereof completed as set forth under
Section 1.5 hereof, in each case prior to the Closing [as hereinafter defined]), together with such amendments or modifications thereto as are approved by both Telepanel and ERS (the "Plan of Arrangement"). If the shareholders of Telepanel approve the Arrangement, thereafter Telepanel will take the necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving the Arrangement in such fashion as the Court may direct (the "Final Order"). At 12:01 a.m. (the "Effective Time") on the date (the "Effective Date") shown on the certificate of arrangement issued by the Director under the CBCA giving effect to the Arrangement, the following reorganization of capital and other transactions shall occur and shall be deemed to occur in the following order without any further act or formality:

          (i) (a) the articles of incorporation of Telepanel shall be amended, among other things, to (A) replace the rights, privileges, restrictions and conditions attaching to the common shares, without par value ("Telepanel Common Shares"), of Telepanel with those set forth in Appendix A to the Plan of Arrangement, and (B) authorize an unlimited number of Exchangeable Shares ("Exchangeable Shares") having rights, privileges, restrictions and conditions as set forth in Appendix A to the Plan of Arrangement and (b) the By-laws of Telepanel shall be amended as set forth in Appendix B to the Plan of Arrangement;

          (ii) Telepanel shall issue to ERS 1,000 of Telepanel Common Shares in consideration of the delivery by ERS to Telepanel of a number of shares of Common Stock, par value $.01 per share, of ERS ("ERS Common Stock") equal to the number of Exchangeable Shares exchangeable for 1,000 Telepanel Common Shares in the Arrangement;

          (iii) the Telepanel Common Shares (other than the Telepanel Common Shares held by ERS and by holders who have exercised their rights of dissent in accordance with Article
     3 of the Plan of Arrangement and who are ultimately entitled to be paid fair value for such shares) shall be exchanged for Exchangeable Shares in a ratio of .5566 Exchangeable Shares for each Telepanel Common Share (the ratio of .5566:1, as may be adjusted pursuant to Section 1.2, the "Exchange Ratio"). No fractional Exchangeable Shares will be delivered. In lieu thereof, each holder of a Telepanel Common Share who otherwise would be entitled to receive a fraction of an Exchangeable Share shall be paid by Telepanel an amount determined in accordance with the Plan of Arrangement;

          (iv) upon the exchange referred to in paragraph (iii) above, each holder of a Telepanel Common Share whose shares shall have been so exchanged shall cease to be a holder, shall have his, her or its name removed from the register of holders of Telepanel Common Shares, and shall become a holder of a number of fully paid Exchangeable Shares to which such holder is entitled as above described and such holder's name shall be added to the register of holders of Exchangeable Shares;

          (v) the stated capital attributable to the Exchangeable Shares will be as set out in the Plan of Arrangement; and

          (vi) all of the shares of ERS Common Stock delivered by ERS to Telepanel under sub-paragraph (ii) immediately preceding owned by Telepanel will be distributed to ERS.

     (b)  Ancillary Agreements. On or before the Effective Date:

          (i) ERS, Telepanel and The Montreal Trust Company of Canada (or if such trustee shall decline to serve, such other Canadian trust company to be selected by ERS, which shall be satisfactory to Telepanel, acting reasonably), shall execute and deliver a Voting, Support and Exchange Trust Agreement in the form set forth in Exhibit 1.1 (b)(i) hereto (dated as of the Effective Date, with the Effective Date inserted in the first reference therein to the articles of arrangement), together with such amendments or modifications as are approved by both Telepanel and ERS (the "Voting, Support and Exchange Trust Agreement"); and

          (ii) ERS shall file with the Secretary of State of Delaware amendments to its Certificate of Incorporation pursuant to the Delaware General Corporation Law (the "DGCL") which, effective on the Effective Date, effect changes as set forth in Exhibit 1.1(b)(ii) hereto (with the date of the Voting, Support and Exchange Trust Agreement inserted therein), together with such amendments or modifications as are approved by both Telepanel and ERS (the "ERS Charter Changes") and which shall:

               (A) create one share of Special Voting Stock, par value $.01 per share ("ERS Special Voting Stock"), of
          ERS; and

               (B) authorize the shares of ERS Common Stock to be issued in the Arrangement and a sufficient number of shares of ERS Common Stock so that the retraction and exchange rights attached to the Exchangeable Shares (including, without limitation, those issuable upon exercise of the Telepanel Warrants [as defined in Section 2.2] and upon conversion of the Telepanel Convertible Securities [as defined in Section 2.2]) and the rights of holders of options issued pursuant to the Telepanel Stock Option Plan (the "Telepanel Option Plan") (after giving effect to the exchange described in Section 1.4 of this Agreement) may be honored.
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     (c)  Options; Warrants; Convertible Securities. Promptly after the Effective Time: (i) ERS will notify in writing each holder of a Telepanel Option (as defined in Section 1.4) of (x) the adjustment of such Telepanel Option so as to constitute an Adjusted Telepanel Option (as defined in Section 1.4), the number of Exchangeable Shares that are then subject to such option, and the exercise price of such option, as determined pursuant to Section
1.4 or (y) the exchange of such Telepanel Option for an ERS Option (as defined in Section 1.4), the number of shares of ERS Common Stock that are then subject to such option, and the exercise price of such option, as determined pursuant to Section 1.4; and (ii) ERS will notify in writing each holder of a Telepanel Warrant of the adjustment of such Telepanel Warrant so as to constitute an Adjusted Telepanel Warrant (as defined in Section 2.2(c)), the number of Exchangeable Shares that are then subject to such warrant, and the exercise price of such warrant, as set forth under
Section 2.2(c); and (iii) ERS will notify in writing each holder of a Telepanel Convertible Security of the adjustment of such Telepanel Convertible Security so as to constitute an Adjusted Telepanel Convertible Security (as defined in Section 2.2(d)) and the conversion price of such convertible security, as set forth under Section 2.2(d).

     1.2  Adjustments in Exchange Ratio.

     (a) If, prior to the Effective Time, Telepanel enters into the financing contemplated by Sections 4.1(a)(iii)(a) or 4.1(a)(vii)(a) of the Telepanel Disclosure Letter hereinafter identified, or any portion thereof, and in connection with such financing Telepanel shall at any time potentially be obligated to issue Telepanel Common Shares, or warrants or options with respect thereto, the number of Exchangeable Shares exchangeable for each Telepanel Common Share in the Arrangement shall be adjusted downwards from .5566 so that the product obtained by multiplying
(i) the sum of all Telepanel Common Shares then outstanding, plus the Telepanel Share Equivalents (as hereinafter defined), by (ii) the number of Exchangeable Shares exchangeable for each Telepanel Common Share in the Arrangement, shall equal 11,274,790 (with the Exchange Ratio adjusted downwards from .5566:1 to equal the ratio of such number of Exchangeable Shares to 1).

     (b)  For purposes hereof:

          (i) the "Telepanel Share Equivalents" shall mean the Option/Warrant Share Equivalents, the Vengrowth Conversion
     Share Equivalents and the Senior Conversion Share Equivalents (in each case, as hereinafter defined) plus 250,000;

          (ii) the "Option/Warrant Share Equivalents" shall mean the quotient obtained by dividing (x) the aggregate of each product obtained by multiplying a Telepanel Common Share issuable upon exercise of a Telepanel Option or a Telepanel
     Warrant outstanding by the difference (but not less than zero) obtained by subtracting the exercise price thereof (expressed in Canadian dollars) from Cdn. $4.05, by (y) Cdn. $4.05;

          (iii) the "Vengrowth Conversion Share Equivalents" shall mean the quotient obtained by dividing the aggregate outstanding principal amount of the Vengrowth Debenture (as defined in the Telepanel Disclosure Letter) by Cdn. $3.05; and

          (iv) the "Senior Conversion Share Equivalents" shall mean the quotient obtained by dividing the aggregate outstanding principal amount of the 5% Senior Convertible Notes (as defined in the Telepanel Disclosure Letter) by U.S.$2.55.

     1.3  Dissenting Shares.

     Holders of Telepanel Common Shares may exercise rights of dissent with respect to such shares in connection with the Arrangement pursuant to and in the manner set forth in section 190 of the CBCA and Section 3.1 of the Plan of Arrangement (such holders referred to as "Dissenting Shareholders"). Telepanel shall give ERS (i) prompt notice of any written demands of a right of dissent, withdrawals of such demands, and any other instruments served pursuant to the CBCA and received by Telepanel and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights.

     1.4  Telepanel Options.

     (a) Election. At the Effective Time, after the actions described in Sections 1.1(a) and (b), each of the then outstanding options granted by Telepanel to purchase Telepanel Common Shares
(collectively, the "Telepanel Options") granted under the Telepanel Option Plan will at the option of the holder:

          (x) by virtue of the terms thereof, be adjusted so as to constitute an option (an "Adjusted Telepanel Option") to purchase that number of Exchangeable Shares determined by multiplying the number of Telepanel Common Shares subject to such Telepanel Option at the Effective Time by the number of Exchangeable Shares exchangeable for each Telepanel Common Share pursuant to the Exchange Ratio, at an exercise price per Exchangeable Share, expressed in United States dollars, equal to the exercise price per Telepanel Common Share of such Telepanel Option immediately prior to the Effective Time, expressed in United States dollars, divided by the number of Exchangeable Shares exchangeable for each Telepanel Common Share pursuant to the Exchange Ratio; or

          (y) be exchanged for an option (an "ERS Option") to purchase that number of shares of ERS Common Stock determined by multiplying the number of Telepanel Common Shares subject to such Telepanel Option at the Effective Time by the number of Exchangeable Shares exchangeable for each Telepanel Common Share pursuant to the Exchange Ratio, at an exercise price per share of ERS Common Stock, expressed in United States dollars, equal to the exercise price per Telepanel Common Shares of such Telepanel Option immediately prior to the Effective Time, expressed in United States dollars, divided by the number of Exchangeable Shares exchangeable for each Telepanel Common
     Share pursuant to the Exchange Ratio.

If the foregoing calculation results in an adjusted or exchanged Telepanel Option being exercisable for a fraction of an Exchangeable Share or of a share of ERS Common Stock, as the case may be, then the number of Exchangeable Shares or shares of ERS Common Stock, as the case may be, subject to such option will be rounded down to the nearest whole number of shares and the total exercise price for the option will be reduced by the exercise price of the fractional share. The Adjusted Telepanel Options and the ERS Options will provide that the term, exercisability, vesting schedule and all other terms and conditions of the Telepanel Options will otherwise continue with respect to the Adjusted Telepanel Options and the ERS Options, respectively; except that, pursuant to Section 13 of the Telepanel Option Plan, the Telepanel Board shall, as advised by counsel for ERS and confirmed by counsel for Telepanel, in each case acting reasonably, require that each Adjusted Telepanel Option shall be exercisable subject to such provisions as will ensure that the issuance of the Exchangeable Shares thereunder shall be exempt from the registration requirements of Section 5 of the United States Securities Act of 1933, as amended (the "Securities Act"). Continuous employment with Telepanel or any of the Telepanel Subsidiaries (as hereinafter defined) prior to the Effective Time will be credited to the holder of a Telepanel Option or of an ERS Option for purposes of determining the number of Exchangeable Shares or shares of ERS Common Stock, as the case may be, subject to exercise under an adjusted or exchanged Telepanel Option after the Effective Time.

     (b) Registration. ERS will cause the ERS Common Stock issuable upon exchange of the Exchangeable Shares issuable upon exercise of the Adjusted Telepanel Options, and the ERS Common Stock issuable upon exercise of an ERS Option, to be registered pursuant to the Securities Act on an appropriate form or forms promulgated by the United States Securities and Exchange Commission (the "SEC") as soon as reasonably practicable after the Effective Time and will use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such Adjusted Telepanel Options or ERS Options, as the case may be, shall remain outstanding. ERS will reserve a sufficient number of shares of ERS Common Stock for issuance upon exchange of the Exchangeable Shares issuable upon exercise of the Adjusted Telepanel Options, and for issuance upon exercise of the ERS Options, pursuant to this section.

     1.5  Telepanel Warrants; Telepanel Convertible Securities.

     (a)  ERS will reserve a sufficient number of shares of ERS
Common Stock for issuance upon exchange of the Exchangeable Shares issuable upon the exercise of the Adjusted Telepanel Warrants in accordance with Section 2.2(c) hereof.

     (b)  ERS will reserve a sufficient number of shares of ERS
Common Stock for issuance upon exchange of the Exchangeable Shares issuable upon the conversion of the Adjusted Telepanel Convertible Securities in accordance with Section 2.2(d) hereof.

     1.6  Other Effects of the Arrangement.

     At the Effective Time: (a) the directors of Telepanel will be as set forth in the Plan of Arrangement prior to the Effective Time by written consent of a majority of the persons designated to be Closing Directors (as hereinafter defined); (b) the officers of Telepanel will be as set forth in the Plan of Arrangement prior to the Effective Time by written consent of a majority of the persons designated to be Closing Directors; (c) each Telepanel Common Share and each Telepanel Option and each Telepanel Warrant and each Telepanel Convertible Security outstanding immediately prior to the Effective Time will be exchanged or adjusted, as the case may be, as provided in Section 1.1 or Section 1.4 or as set forth in
Section 2.2(c) or Section 2.2(d); and (d) the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable law, including, without limitation, the CBCA.

     1.7  Joint Management Information Circular/
          Proxy Statement; Registration Statement.

     (a) As promptly as practicable after execution of this Agreement, ERS and Telepanel shall cooperate in the preparation of a preliminary joint management information circular and proxy statement (the "Joint Proxy Statement"), which shall be filed by ERS with the SEC, and in the preparation and filing with the SEC of any other documents required by the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the Arrangement. The Joint Proxy Statement shall constitute (i) the management information circular of Telepanel with respect to the special meeting of the shareholders of Telepanel to be held with respect to the approval of Telepanel's shareholders of this Agreement and the Arrangement (the "Telepanel Shareholders Meeting"); and (ii) the proxy statement of ERS with respect to the annual or special meeting of stockholders of ERS to be held with respect to the approval by ERS' stockholders of the issuance of the ERS Common Stock in connection with this Agreement, the ERS Charter Changes and related matters (in addition to such other matters as ERS may elect to submit to its stockholders at such meeting) (the "ERS Stockholders Meeting"). ERS and Telepanel shall use their respective best efforts to cause the Joint Proxy Statement to be cleared by the SEC under the Exchange Act. If ERS determines upon the advice of its counsel that it is necessary to file a registration statement (together with any other registration statement hereinafter referenced in this sentence, the "Registration Statement") in order to register the shares of ERS
Common Stock to be issued from time to time after the Effective
Time upon exchange of the Exchangeable Shares, then ERS shall file the Registration Statement with the SEC and, if necessary, shall use its best efforts to maintain the effectiveness of such registration, or to file and maintain such other registration statement, in order to register the shares of ERS Common Stock to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares, for such period as such Exchangeable
Shares remain outstanding; and ERS and Telepanel shall take all such action as may be required under state or provincial blue sky or securities laws in connection with the issuance of such shares of ERS Common Stock and the Arrangement. Notwithstanding anything herein to the contrary, ERS shall be under no obligation to file or maintain the Registration Statement if it shall have determined on the advice of its counsel that the issuance of shares of ERS Common Stock upon exchange of the Exchangeable Shares after the Effective
Time is exempt from the registration requirements of Section 5 of the Securities Act. In connection with such determination, ERS, with the cooperation and assistance of Telepanel, shall prepare and file with the SEC a request for no action (the "No Action Request") seeking to confirm the availability of such an exemption by virtue of Sections 3(a)(9) and/or 3(a)(10) of the Securities Act.

     (b) Each party shall promptly furnish to the other party all information concerning such party and its shareholders as may be reasonably required in connection with any action contemplated by this Section 1.7. The Registration Statement, if filed, and the Joint Proxy Statement shall comply in all material respects with all applicable requirements of law. Each of ERS and Telepanel will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement, if filed, and the Joint Proxy Statement or for additional information, and will supply the other with copies of all correspondence with the SEC or its staff with respect to the Registration Statement or the Joint Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, ERS or Telepanel, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of ERS and Telepanel, such amendment or supplement.

     1.8  Reorganization.

     The parties intend to adopt this Agreement and the Plan of Arrangement as a plan of reorganization under section 368 of the Code, and the parties intend to adopt the Arrangement as a reorganization of capital of Telepanel under section 86 of the ITA to the extent that Exchangeable Shares are received in exchange for Telepanel Common Shares.

     1.9  "Pooling of Interests"; Affiliate Agreements.

     The parties intend that the Arrangement be treated as a "pooling of interests" under U.S. GAAP. Contemporaneously with the execution of this Agreement, ERS has obtained and delivered to Telepanel from its Affiliates (as hereinafter defined) an agreement in the form of Exhibit 1.9(a) hereto (collectively, the "ERS Affiliate Agreements"); and Telepanel has obtained and delivered to ERS from its Affiliates an agreement in the form of Exhibit 1.9(b) hereto (collectively, the "Telepanel Affiliate Agreements").

     1.10 Material Adverse Effect.

     In this Agreement, any reference to any event, change or effect being "material" with respect to a party means any event, change or effect material to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of such party and its subsidiaries, taken as a whole. In this Agreement, the term "Material Adverse Effect" used with respect to a party means any event, change or effect that is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of such party and its subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not include or be deemed to result from any change in the market value of ERS Common Stock or Telepanel Common Shares or any adverse effect resulting from changes in general economic conditions or changes affecting the business of both Telepanel and ERS in developing, manufacturing, marketing, selling, distributing and maintaining electronic shelf label systems; and, provided, further, that, for purposes of Sections 2.10(i), 3.10(i), 6.3 and 7.3 hereof, the term "Material Adverse Effect" shall not extend to any events, changes or effects not materially worse than, or representing a materially different trend in, prior comparable events, changes or effects with respect to the same party.

     1.11  Currency.

     Unless otherwise specified, all references in this Agreement to "dollars" or "$" shall mean United States dollars.

     1.12 Best Efforts.

     For purposes of this Agreement, the term "best efforts" shall be interpreted to mean an obligation of such party to use every reasonable commercial effort and shall not be interpreted to require such party to enter into any agreement or undertaking to pay or otherwise confer anything of value to or for the benefit of a third party (except for fees of Governmental Entities [as hereinafter defined] and securities exchanges and except as otherwise expressly provided herein), to guarantee any obligation, to make whole or keep well a third party or the like or to take any other action which would have an unreasonably adverse effect on the business of such party or which would cause the transactions contemplated by this Agreement and the Arrangement not to qualify for pooling-of-interests accounting treatment under U.S. GAAP.

                            ARTICLE 2

           REPRESENTATIONS AND WARRANTIES OF TELEPANEL

     Telepanel hereby represents and warrants to ERS that:

     2.1  Organization; Good Standing; Qualification and Power.

     Each of Telepanel and (i) each corporation, partnership, company, joint venture, and other entity in which Telepanel beneficially owns or controls, directly or indirectly, more than 50% of the equity, voting rights, profits interest, capital, or other similar interest thereof and (ii) Telepanel Europe S.A. (the "Telepanel Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on Telepanel. Section 2.1 of the letter dated the date of this Agreement and delivered by Telepanel to ERS concurrently herewith (the "Telepanel Disclosure Letter") (such letter, by this reference, incorporated into this Agreement) sets forth a correct and complete list of the Telepanel Subsidiaries, the number of each such subsidiary's outstanding capital stock or other ownership interest owned by Telepanel or another Telepanel Subsidiary and a correct and complete list of each jurisdiction in which each of Telepanel and each Telepanel Subsidiary is duly qualified and in good standing to do business, together with the name of each corporation, partnership, joint venture, business trust or other legal entity in which Telepanel or any Telepanel Subsidiary, directly or indirectly, beneficially or legally owns or holds any capital stock or other proprietary interest and Telepanel's direct or indirect ownership interest therein. Neither Telepanel nor any Telepanel Subsidiary, directly or indirectly, beneficially or legally owns or holds any capital stock of ERS. Telepanel has delivered to ERS complete and correct copies of the articles of incorporation and bylaws of Telepanel, and of each Telepanel Subsidiary, as amended to the date of this Agreement and currently in effect.

     2.2  Capital Structure.

     (a) Stock and Options. The authorized capital stock of Telepanel consists of an unlimited number of Common Shares of which 17,952,677 shares were issued and outstanding as of the date hereof (the "Measurement Date"). No shares of any class or series of the capital stock of Telepanel are held as treasury stock. All outstanding Telepanel Common Shares have been, and all Telepanel Common Shares issuable upon exercise of Telepanel Options and the warrants (the "Telepanel Warrants") and the convertible securities (the "Telepanel Convertible Securities") identified pursuant to
Section 2.2(b) hereof will be duly authorized and validly issued, fully paid and non-assessable and issued without violation of any pre-emptive rights. Telepanel has delivered to ERS true and complete copies of each form of stock option agreement evidencing the Telepanel Options. All issued and outstanding shares of the capital stock or other proprietary interest of each of the Telepanel Subsidiaries are owned as set forth in Section 2.2(a) of the Telepanel Disclosure Letter, have been duly authorized and validly issued, are fully paid and non-assessable, issued without violation of any preemptive rights, are not subject to any right of rescission, and have been offered, issued, sold and delivered by Telepanel or the applicable Telepanel Subsidiary in compliance with all registration, qualification and prospectus requirements (or applicable exemptions therefrom) of applicable federal, provincial, state and applicable foreign securities laws. All of the shares of the capital stock or other proprietary interest of the Telepanel Subsidiaries are owned as set forth in Section 2.2(a) of the Telepanel Disclosure Letter, free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever.

     (b) No Other Commitments. Except as disclosed in Section 2.2(b) of the Telepanel Disclosure Letter, there are no subscriptions, options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which Telepanel or any of the Telepanel Subsidiaries is a party or by which Telepanel or any of the Telepanel Subsidiaries is bound obligating Telepanel or any of the Telepanel Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other proprietary interest of Telepanel or any of the Telepanel Subsidiaries or securities convertible into or exchangeable for shares of capital stock or other proprietary interest of Telepanel or any of the Telepanel Subsidiaries, or obligating Telepanel or any of the Telepanel Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require the adjustment of the number, or price, of any securities subject to any of the Telepanel Options or the Telepanel Warrants or the Telepanel Convertible Securities, pursuant to any anti-dilution provisions therein or otherwise, except as set forth under Sections 1.4 and 2.2(c) and (d) hereof. Except as disclosed in Section 2.2(b) of the Telepanel Disclosure Letter, there are no voting trusts or other agreements or understandings to which Telepanel is a party or of which Telepanel is aware with respect to the voting of the capital stock or other proprietary interest, or control, of Telepanel or any of the Telepanel Subsidiaries.

     (c) Telepanel Warrants. At the Effective Time, after the actions described in Sections 1.1(a) and (b) hereof, each of the outstanding Telepanel Warrants will, without further action on the part of any holder thereof and by virtue of the terms thereof, be adjusted so as to constitute a warrant (an "Adjusted Telepanel Warrant") to purchase that number of Exchangeable Shares determined by multiplying the number of Telepanel Common Shares subject to such Telepanel Warrant at the Effective Time by the number of Exchangeable Shares exchangeable for each Telepanel Common Share pursuant to the Exchange Ratio, at an exercise price per Exchangeable Share, expressed in United States dollars, equal to the exercise price per Telepanel Common Share of such Telepanel Warrant immediately prior to the Effective Time, expressed in United States dollars, divided by the number of Exchangeable Shares exchangeable for each Telepanel Common Share pursuant to the Exchange Ratio. The Adjusted Telepanel Warrants will provide that the term, exercisability and all other terms and conditions of the Telepanel Warrants will otherwise continue with respect to the Adjusted Telepanel Warrants, except as contemplated by Section 7.12 hereof.

     (d) Telepanel Convertible Securities. At the Effective Time, after the actions described in sections 1.1(a) and (b), each of the outstanding Telepanel Convertible Securities will, without further action on the part of any holder thereof and by virtue of the terms thereof, be adjusted so as to constitute a convertible security (an "Adjusted Convertible Security") to purchase Exchangeable Shares, at a conversion price per Exchangeable Share, expressed in United States dollars, equal to the conversion price per Telepanel Common Share of such Telepanel Convertible Security immediately prior to the Effective Time, expressed in United States dollars, divided by the number of Exchangeable Shares exchangeable for each Telepanel Common Share pursuant to the Exchange Ratio. The Adjusted Telepanel Convertible Securities will provide that the term, convertibility and all other terms and conditions of the Telepanel Convertible Securities will otherwise continue with respect to the Adjusted Telepanel Convertible Securities, except as contemplated by Section
7.12 hereof.

     (e)  Registration Rights. Except as disclosed in Section
2.2(e) of the Telepanel Disclosure Letter, Telepanel is not under any obligation to register any of its securities under any securities laws.

     2.3  Authority.

     (a) Corporate Action. Telepanel has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Arrangement by the shareholders of Telepanel and by the Court, to perform its obligations hereunder and to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Telepanel and, subject to approval of the Arrangement by the shareholders of Telepanel and by the Court, the consummation by Telepanel of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Telepanel. This Agreement has been duly executed and delivered by Telepanel and this Agreement is the valid and binding obligation of Telepanel, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) No Conflict. Neither the execution, delivery and performance of this Agreement or the Plan of Arrangement by Telepanel, nor the consummation of the transactions contemplated hereby or thereby by Telepanel, nor compliance with the provisions hereof or thereof by Telepanel will: (i) result in any breach or violation of the articles of incorporation or bylaws of Telepanel or the comparable governing instruments of any of the Telepanel Subsidiaries or, subject to compliance with the regulatory requirements specified under Section 2.3(c) hereof, any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Entity (as hereinafter defined) binding upon Telepanel or any of the Telepanel
Subsidiaries; (ii) except as disclosed in Section 2.3(b) of the Telepanel Disclosure Letter, result in any breach or violation of or cause a default (with or without notice or lapse of time, or both), or require any consent or approval, under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon, or right of first refusal or other option to purchase or acquire, any of the properties or assets of Telepanel or any of the Telepanel Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract or agreement applicable to Telepanel or any of the Telepanel Subsidiaries or their respective properties or assets, other than any such breaches, violations, rights, defaults, losses, liens, security interests, charges or encumbrances or rights of first refusal or options which, individually or in the aggregate, would not have a Material Adverse Effect on Telepanel; or (iii) except for the requirement under the CBCA that the Arrangement be approved by the holders of at least two-thirds (or such other proportion as may be set out in the Interim Order) of the outstanding Telepanel Common Shares who are permitted to, and who do, vote in accordance with the CBCA at the Telepanel Shareholders Meeting, require any vote of the holders of issued and outstanding Telepanel Common Shares.

     (c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, regulatory body or commission or other governmental authority or instrumentality, whether federal, provincial, state, or local and whether domestic or foreign (each, a "Governmental Entity"), is required to be obtained by Telepanel or any of the Telepanel Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the Ontario Securities Commission (the "OSC"), all other Canadian provincial securities regulatory authorities having jurisdiction and the Court of the Joint Proxy Statement; (ii) (A) the filing with the SEC of the No Action Request, (B) the filing with and clearance by the SEC of the Joint Proxy Statement, and all information and other documents required by the SEC under the Exchange Act in connection therewith, and (C) the filing with the SEC of such reports under the Exchange Act and the rules and regulations promulgated by the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (iii) approval of the Court of the Arrangement and the filings of the Articles of Arrangement and any other required amalgamation, arrangement or other documents as required by the CBCA; (iv) such filings, authorizations, orders and approvals as may be required under the Securities Act (Ontario) and other relevant Canadian securities statutes, any other applicable provincial or state securities laws and the rules of The Toronto Stock Exchange (the "TSE") and such filings as may be required under the rules of The Nasdaq Stock Market, Inc. ("Nasdaq"); (v) such filings and notifications and other compliance as may be necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and (vi) any required notices and filings under the Investment Canada Act.

     2.4  Securities Regulatory Authority Reports;
          Financial Statements.

     (a) Canadian Compliance. Since December 31, 1993, Telepanel has filed all forms, reports and documents with the OSC required to be filed by it pursuant to the Securities Act (Ontario) and the regulations promulgated thereunder, the comparable statutes and regulations of all other Canadian provinces, and the applicable policies and rules of the OSC and all other Canadian provincial securities regulatory authorities having jurisdiction (such forms, reports and documents collectively, the "Telepanel OSC Reports"), all of which complied when filed in all material respects with all then applicable requirements of such statutes, regulations, policies and rules. None of the Telepanel OSC Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (b) SEC Reports. Telepanel has filed each report, schedule, registration statement definitive proxy statement and other filing with the SEC (the "Telepanel SEC Documents"), which Telepanel was required to file with the SEC on or after December 31, 1993 and, within the twelve months prior to the date hereof, all Telepanel SEC Documents have been timely filed. As of their respective dates or, in the case of registration statements, their effective dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such filing), none of the Telepanel SEC Documents (including all schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Telepanel SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder.

     (c) Financial Statements. The audited consolidated financial statements (including the related notes and schedules thereto) of Telepanel contained in or incorporated by reference to the Telepanel OSC Reports and the Telepanel SEC Documents, without limitation for its fiscal year ended January 31, 1997, and the unaudited consolidated financial statements (including the related notes and schedules thereto) of Telepanel contained in or incorporated by reference to the Telepanel OSC Reports and the Telepanel SEC Documents, without limitation for its fiscal six months ended July 31, 1997, complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the OSC and of the SEC with respect thereto, were prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of Telepanel and its consolidated subsidiaries as of the dates or for the periods presented therein, subject in the case of unaudited statements to normal year-end audit adjustments which are described therein. Except as disclosed in the Telepanel OSC Reports or in Section 2.4(c) of the Telepanel Disclosure Letter, and other than those incurred after July 31, 1997 in the ordinary course of business, neither Telepanel nor any of the Telepanel Subsidiaries has any liabilities, accrued, contingent or otherwise, that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Telepanel.

     2.5  Information Supplied.

     None of the information relating to Telepanel or any of the Telepanel Subsidiaries contained in this Agreement or in the Telepanel Disclosure Letter, in the Telepanel OSC Reports and in the Telepanel SEC Documents, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary in order to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. None of the information with respect to Telepanel, its directors, officers, stockholders or any Telepanel Subsidiary included or incorporated by reference in the Joint Proxy Statement (and, if filed, the Registration Statement) will, at the time the Joint Proxy Statement is mailed to the shareholders of Telepanel and at the time of the Telepanel Shareholders Meeting (and, if filed, at the time the Registration Statement is declared effective and at the time of any post-effective amendment thereto prior to the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the CBCA and applicable Canadian securities laws and the rules and regulations promulgated thereunder, and with all applicable United States securities laws.

     2.6  Compliance with Applicable Laws.

     Telepanel and the Telepanel Subsidiaries have complied, in the conduct of their respective businesses, with all applicable federal, provincial, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, except where the failure to comply would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Telepanel. Telepanel has not been notified by any Governmental Entity of any investigation with respect to Telepanel or any of the Telepanel Subsidiaries that is pending or threatened, nor has any Governmental Entity notified Telepanel of such entity's intention to conduct the same, that would be reasonably likely to have a Material Adverse Effect on Telepanel. Each of Telepanel and the Telepanel Subsidiaries has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it or such subsidiary to carry on its business as it is presently conducted, except for such permits, licenses, certificates, orders, filings, applications and registrations, the failure to have or make which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Telepanel. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, there has been no default or breach thereunder, and there is no pending or, to the best of the knowledge of Telepanel, threatened proceeding under which any may be revoked, terminated or suspended, except insofar as would not, individually or in the aggregate, have a Material Adverse Effect on Telepanel. The execution and delivery of this Agreement, and the consummation of the Arrangement, will not adversely affect or otherwise impair the ability of Telepanel or the Telepanel Subsidiaries, as the case may be, fully to enjoy the benefits of any such permits, licenses, certificates of authority, orders or approvals.

     2.7  Title to Assets.

     (a) Each of Telepanel and the Telepanel Subsidiaries has good and marketable title to its properties (other than property as to which it is lessee, in which case it has a valid leasehold interest), except for such defects in title that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Telepanel, in each case free and clear of all Telepanel Liens (as hereinafter defined). All real and tangible personal property owned or leased by Telepanel and each of the Telepanel Subsidiaries is in good repair and is operational and usable in the operation of Telepanel, subject to normal wear and tear, except for such property whose failure to be in such condition would not be reasonably likely to have a Material Adverse Effect on Telepanel. All leases and licenses pursuant to which Telepanel or the Telepanel Subsidiaries lease or license personal and intangible property from others are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default, or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance), other than any such default, event or claim that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Telepanel. Telepanel and the Telepanel Subsidiaries lease or own all properties and assets necessary for the operation of their respective businesses as presently conducted, and the assets and properties of Telepanel and the Telepanel Subsidiaries include all of the assets, of every kind and nature, whether tangible or intangible, and wherever located, which are utilized by Telepanel or the Telepanel Subsidiaries in the conduct of their respective businesses, in each case other than any assets or properties the failure to lease or own which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Telepanel.

     (b) For purposes of this Agreement, the term "Telepanel Lien" shall be defined to mean any mortgage, deed of trust, security interest, pledge, lien, or other charge or encumbrance of any nature whatsoever except: (a) liens disclosed in the financial statements contained in or incorporated by reference to the Telepanel SEC Documents; (b) liens for taxes, assessments, or governmental charges or levies not yet due and delinquent; (c) liens consisting of zoning or planning restrictions, easements, permits, any other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Telepanel or any of the Telepanel Subsidiaries and (d) liens disclosed in Section 2.7 of the Telepanel Disclosure Letter.

     2.8  Litigation.

     Except as disclosed in Section 2.8 of the Telepanel Disclosure Letter, there are no suits, actions, arbitrations, demands, claims or proceedings pending or, to the best of the knowledge of Telepanel, threatened against Telepanel or any of the Telepanel Subsidiaries that, individually or in the aggregate, would, if determined adversely, be reasonably likely to have a Material Adverse Effect on Telepanel nor are there any judgments, decrees, injunctions, writs, stipulations, determinations, awards, rules or orders of any Governmental Entity or arbitrator outstanding against Telepanel or any of the Telepanel Subsidiaries that individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Telepanel.

     2.9  Benefit Plans and Other Compliance.

     (a) Section 2.9 of the Telepanel Disclosure Letter identifies all bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured, supplementary unemployment benefit, pension, retirement, supplementary retirement and every other written or formal benefit plan, program, agreement or arrangement involving direct or indirect compensation or benefits (including any employment agreements entered into between Telepanel or any of the Telepanel Subsidiaries and any employee of Telepanel or any of the Telepanel Subsidiaries, maintained or contributed to by Telepanel of any of the Telepanel Subsidiaries (or under which Telepanel or any Telepanel Subsidiary has any present or future obligation or ability) for the benefit of any employee of Telepanel or any Telepanel Subsidiary or their respective dependents or beneficiaries (collectively, the "Telepanel Employee Plans").

     (b) There has been no amendment to, written interpretation of, or announcement by Telepanel or any of the Telepanel Subsidiaries relating to, or change in employee participation or coverage under, any Telepanel Employee Plan that would increase materially the expense of maintaining such Telepanel Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended January 31, 1997.

     (c) All of the Telepanel Employee Plans are, and have been since their establishment, duly registered where required by legislation (including registration with the relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and are in good standing under, and in material compliance with, all statutes, orders, rules and regulations, including the ITA and provincial pension standards legislation, which are applicable to the Telepanel Employee Plans.

     (d) All employer and, if applicable, employee contributions under the Telepanel Employee Plans due from Telepanel or any Telepanel Subsidiary have been or will be remitted in a timely manner through the Effective Time as required by applicable legislation or have been accrued on Telepanel's or any such Telepanel Subsidiary's financial statements as of January 31, 1997.

     (e) To the best of the knowledge of Telepanel, no event has occurred and there has been no failure to act on the part of Telepanel or any Telepanel Subsidiary, any funding agent or any administrator of any of the Telepanel Employee Plans that could subject Telepanel, any Telepanel Subsidiary, any officer or director or either of them or the fund of any Telepanel Employee Plan to the imposition of any tax, penalty or other disability, including the failure to maintain sufficient funds, with respect to any such plan, whether by way of indemnity or otherwise.

     (f) No Telepanel Employee Plan constitutes a multi-employer pension plan.

     (g) All Telepanel Employee Plans are maintained outside of the United States for the benefit of persons all of whom are United States non-resident aliens.

     2.10  Absence of Certain Changes or Events.

     Except as disclosed, respectively, in the corresponding clauses of Section 2.10 of the Telepanel Disclosure Letter, the Telepanel OSC Reports and Telepanel SEC Documents filed prior to the date of this Agreement, since July 31, 1997 (the "Telepanel
Balance Sheet Date"), there has not been: (i) any change or development or combination of changes or developments which, individually or in the aggregate, constitutes a Material Adverse
Effect on Telepanel or would be reasonably likely to result in a Material Adverse Effect on Telepanel; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to Telepanel's capital stock, or, directly or indirectly, any redemption, purchase, or other acquisition or disposition of any shares of Telepanel capital stock by Telepanel or any Telepanel Subsidiary; (iii) any change by Telepanel in its accounting methods, principles or practices; (iv) any writing down or writing off the value of any material assets of Telepanel or any Telepanel Subsidiary other than in the ordinary course of business; (v) any incurrence of any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practice, any issuance of any notes or other corporate debt securities or payment or discharge of any outstanding indebtedness, except in the ordinary course of business consistent with past practice, or any waiver of any of its rights, in each case by Telepanel or any Telepanel Subsidiary; (vi) any mortgage, pledge or subjection to any Telepanel Lien of any assets or properties, entering into of any lease of real property or buildings, or, except in the ordinary course of business, entering into of any lease of machinery or equipment, or sale or transferring any tangible or intangible asset or property, in each case by Telepanel or any Telepanel Subsidiary;
(vii) any material increase in or material modification of the compensation payable or to become payable by any of Telepanel or the Telepanel Subsidiaries to any of its directors, officers, or employees, except in the ordinary course of business consistent with past practice (provided, however, that in no event was any such increase in compensation made with respect to any director, officer or employee earning in excess of $30,000 per annum, except as identified in Section 2.10(vii) of the Telepanel Disclosure
Letter); (viii) any bonus, pension, option, deferred compensation, or retirement payment, severance, profit sharing, or like payment to any director, officer or employee, except as required by the terms of plans or arrangements existing prior to such date
(provided, however, that in no event was any such payment made with respect to any employee or agent earning in excess of $30,000 per annum, except as identified in Section 2.10(viii) of the Telepanel Disclosure Letter); (ix) any execution or other entering into of any salary, wage, severance, or other compensation agreement with a term of one year or longer with any director, officer or employee or any contribution to any trust or plan for the benefit of any director, officer or employee, except as required by the terms of plans or arrangements existing prior to such date; (x) any entering into of any transaction other than in the ordinary course of business consistent with past practice, in each case by Telepanel or any Telepanel Subsidiary, except in connection with the execution and performance of this Agreement and the transactions contemplated hereby; (xi) any damage, destruction, or loss to any assets or properties of Telepanel or any Subsidiary (whether or not covered by insurance) except for damage, destruction or loss occurring in the ordinary course of business which, individually or in the aggregate, would not have a Material Adverse Effect on Telepanel; (xii) any acquisition or sale of a material amount of property or assets of Telepanel or any Telepanel Subsidiary, other than in the ordinary course of business consistent with past practice; or (xiii) to the knowledge of Telepanel, any labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any employees of Telepanel or any Telepanel Subsidiary or any campaign conducted to solicit authorization from employees to be represented by such labor union that, in any such case under this clause (xiii), would be reasonably likely to have a Material Adverse Effect on Telepanel.

     2.11  Certain Agreements.

     Except as disclosed in Section 2.11 of the Telepanel Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Telepanel or any of the Telepanel Subsidiaries from Telepanel or any of the Telepanel Subsidiaries, under any Telepanel Employee Plan, Telepanel Benefit Arrangement or otherwise, (ii) materially increase any benefits otherwise payable under any Telepanel Employee Plan or Telepanel Benefit Arrangement or (iii) result in the acceleration of the time of payment or vesting of any such benefits, including but not limited to the time of exercise of stock options. Telepanel and each Telepanel Subsidiary is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. Set forth in Section 2.11 of the Telepanel Disclosure Letter is a list of all employees of Telepanel and each Telepanel Subsidiary entitled to receive annual compensation in excess of $30,000 and their respective positions, job descriptions and salaries. Except for those unions identified in Section 2.11 of the Telepanel Disclosure Letter, no union or other collective bargaining unit has been certified or recognized by Telepanel or any Telepanel Subsidiary as representing any of their respective employees. Telepanel and each Telepanel Subsidiary believes it has satisfactory labor relations; nothing has come to Telepanel's attention as a result of the negotiation or entering into of this Agreement that would lead Telepanel to believe that the consummation of the transactions contemplated hereby will have a Material Adverse Effect on Telepanel with respect to labor relations; and Telepanel has no knowledge that any of its "executive officers" (as defined under Rule 3b-7 pursuant to the Exchange Act) intends to leave its employ. Neither Telepanel nor any of the Telepanel Subsidiaries has an employment contract or material consulting agreement currently in effect that is not terminable at will or upon reasonable notice (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions), except as such termination rights are limited under applicable employment laws.

     2.12  Taxes.

     (a) Telepanel and each of the Telepanel Subsidiaries have timely filed, or caused to be filed, all Tax Returns (as defined below) required to be filed by them (all of which returns were correct and complete in all material respects) and have paid, or caused to be paid, all Taxes (as defined below) that are due and payable, in each case except for any such Tax Returns or Taxes the non-filing or non-payment of which have not had and would not be reasonably likely to have a Material Adverse Effect on Telepanel, and Telepanel has provided adequate accruals in accordance with Canadian GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns.
Since the Telepanel Balance Sheet Date, no material Tax liability has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. Neither Telepanel nor any Telepanel Subsidiary has received any written notification that any material issues have been raised (and are currently pending) by Revenue Canada, the United States Internal Revenue
Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above, and no waivers of statutes of limitations have been given or requested with respect to Telepanel or any of the Telepanel Subsidiaries, in each case except for any such written notices or waivers which have not had and would not be likely to have a Material Adverse Effect on Telepanel. To the best of the knowledge of Telepanel, there are no material proposed (but unassessed) additional Taxes and none have been asserted. No Tax liens have been filed other than for Taxes not yet due and payable.
None of Telepanel or any of the Telepanel Subsidiaries (i) has made an election to be treated as a "consenting corporation" under section 341(f) of the Code, (ii) is a "personal holding company" within the meaning of section 542 of the Code or (iii) is a party to any Tax sharing or other similar agreement or arrangement of any nature with any other person pursuant to which Telepanel or any of the Telepanel Subsidiaries has or could have any liabilities in respect of Taxes. Telepanel is not, and has not been, at any time within the last five years prior to the date hereof, a "United
States real property holding corporation" within the meaning of
Section 897 of the Code. Neither Telepanel, any corporation to which Telepanel is the successor in a reorganization described in section 368(a) of the Code nor any Telepanel Subsidiary has, for any prior taxable year, been a "passive foreign investment company"
(a "PFIC") within the meaning of section 1296 of the Code, and, on the basis of its income and assets for the current taxable year to date, would not be a PFIC for such year.

     (b) As used in this Agreement, "Tax" and "Taxes" means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital, gross receipts, environmental, sales, use, ad valorem, value added, transfer, franchise, license, withholding, payroll, employment, Canada or Quebec Pension Plans, excise, severance, utility, compensation, social security, workers' compensation, unemployment insurance or compensation, stamp, occupation, premium, property, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of section 6901 of the Code or any other applicable law) of another entity or a member of an affiliated or combined group. As used in this Agreement, "Tax Returns" means all returns, declarations, reports, information returns and statements relating to Taxes.

     2.13  Fees and Expenses.

     Except for the fees and expenses set forth in Section 2.13 of the Telepanel Disclosure Letter payable to Deutsche Morgan Grenfell Inc., neither Telepanel nor any of the Telepanel Subsidiaries, nor any director, officer, agent or employee thereof, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

     2.14  Environmental Matters.

     (a) Except as disclosed in the Telepanel OSC Reports, neither Telepanel nor any Telepanel Subsidiary: (i) has filed any notice under any Environmental Law (as hereinafter defined) indicating past or present treatment, storage, or disposal of a hazardous waste or reporting a spill or release of a Hazardous Substance (as hereinafter defined) or other substance into the environment, in each case in violation of law wherein such violation, individually or in the aggregate, would have a Material Adverse Effect on Telepanel, or (ii) has any liability, contingent or otherwise, under any Environmental Law in connection with any release of any Hazardous Substance, or other substance on property, now or formerly owned or leased by Telepanel or any of the Telepanel Subsidiaries, which, individually or in the aggregate, would have a Material Adverse Effect on Telepanel. No Hazardous Substances have been generated, treated, stored or disposed of or placed in violation of any Environmental Law on any property owned or leased by Telepanel or any Telepanel Subsidiary or on or into any waste disposal site owned or operated by a third party except for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Telepanel.

     (b) "Environmental Law" means any applicable federal, provincial, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Government Entity,
(x) relating to the protection, preservation or restoration of the environment (including, without limitation, air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, release or disposal of Hazardous Substances, in each case as amended and as now in effect.
"Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component.

     2.15 Interested Party Transactions.

     Except as disclosed in the Telepanel OSC Reports filed prior to the date of this Agreement, no officer or director of Telepanel or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, except for the legal rights of stockholders in Telepanel, a material interest in (i) any person or entity which purchases from or sells, licenses or furnishes to Telepanel or any of the Telepanel Subsidiaries any goods, property, technology or intellectual or other property rights or services, or is a competitor of Telepanel, or (ii) (other than contracts or agreements relating to the remuneration of such officer or director and related matters) any contract or agreement to which Telepanel or any of the Telepanel Subsidiaries is a party or by which it may be bound or affected, or any property, real or personal, tangible or intangible, used in or pertaining to the business of Telepanel or any Telepanel Subsidiary.

     2.16 Real Estate and Leases.

     (a) Set forth in Section 2.16 of the Telepanel Disclosure Letter is a brief description of every parcel of real estate owned by Telepanel or any Telepanel Subsidiary (including, in each case, a description of the improvements and uses, the annual taxes payable and depreciation reserve of any improvements), and lease agreements (including, in each case, the annual rental payable and the expiration date, the cost and depreciation reserve of any leasehold improvements and a brief description of the property covered) under which Telepanel or any of the Telepanel Subsidiaries is lessee of, or holds or operates, any real estate owned by any third party. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Neither Telepanel nor any Telepanel Subsidiary is in default under any such lease or agreement, nor, is any other party to any such lease or agreement in default thereunder, and no event has occurred, or is alleged to have occurred, which constitutes, or with lapse of time or giving of notice or both would constitute, a default by any party to any such lease or agreement, or a basis for a claim of force majeure or other claim of excusable delay or non-performance thereunder other than with respect to any default, event or claim which, individually or in the aggregate, would not have any Material Adverse Effect on Telepanel.

     (b) Telepanel or a Telepanel Subsidiary has good, clear and marketable title to the properties set forth in Section 2.16 of the Telepanel Disclosure Letter and all fixtures thereon in fee simple absolute, subject to no Telepanel Liens. There is no option or right held by any third party to purchase any such properties or any part thereof, or any of the fixtures and equipment thereon. All buildings, driveways and other improvements on such properties, respectively, are within its boundary lines, and no improvements on adjoining properties extend across the boundary lines onto such properties.

     (c) The foundation, floor and roof of the buildings and all other structural and mechanical components of the properties owned or leased by Telepanel or the Telepanel Subsidiaries are sound and free of any structural, mechanical or other defect, and all heating, ventilating, air conditioning, electrical, plumbing and other mechanical systems and equipment thereon are in good working order, in each case except insofar as would not, individually or in the aggregate, have a Material Adverse Effect on Telepanel. There are no condemnation or eminent domain proceedings pending or threatened with respect to the properties owned or leased by Telepanel or any Telepanel Subsidiary, all required certificates of occupancy and other government permits necessary to utilize such properties as they are presently utilized have been obtained, and such properties, and the operation thereof, conform to all existing building, zoning, and other laws and ordinances relating to their use or occupancy, in each case except insofar as would not, individually or in the aggregate, have a Material Adverse Effect on Telepanel.

     2.17 Material Contracts; No Defaults.

     (a) As used in this Agreement, the term the "Telepanel Agreements" shall mean all mortgages, indentures, notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments, arrangements or understandings of any kind, whether written or oral, binding or non-binding, to which Telepanel or any of the Telepanel Subsidiaries is a party or by which Telepanel or any of the Telepanel Subsidiaries or any of their respective properties may be bound or affected, other than those which by their terms have expired prior to the date hereof. There is no Telepanel Agreement which is material to Telepanel and which is not otherwise listed as an exhibit to the Annual Report on Form 20-F of Telepanel for the fiscal year ended January 31,1997
(the "Telepanel Form 20-F"). Set forth, respectively, in the corresponding clauses of Section 2.17 of the Telepanel Disclosure Letter is a list, without regard to materiality, of each of the following Telepanel Agreements which is not otherwise listed as an exhibit in the Telepanel Form 20-F: (i) any order or commitment or agreement for the sale or lease or rental by Telepanel or any Telepanel Subsidiary of an electronic shelf label system or portion thereof; (ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by Telepanel or any Telepanel Subsidiary;
(iii) any guaranty, direct or indirect, by Telepanel or any Telepanel Subsidiary of any obligation for borrowings or otherwise, excluding endorsements made for collection in the ordinary course of business; (iv) any Telepanel Agreement made other than in the ordinary course of its business or providing for the grant of any preferential rights to purchase or lease any assets of Telepanel or any Telepanel Subsidiary, except for such agreements which, individually and in the aggregate, are not material to Telepanel;
(v) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other companies; (vi) any collective bargaining agreement with any trade or labor union; (vii) any Telepanel Agreement to which any officer or director of Telepanel or any "affiliate" or "associate" (as defined under Section 2.15 hereof) is a party;
(viii) any Telepanel Agreement containing noncompetition or other limitations restricting the conduct of the business of Telepanel or any Telepanel Subsidiary; (ix) any partnership, shareholder agreement, joint venture or similar agreement; and (x) any contract which imposes material geographic or territorial limitations on the conduct of business by Telepanel or any of the Telepanel
Subsidiaries (excluding customary area of interest provisions relating to specific properties and similar restrictions entered into in the ordinary course of business and which do not have a significant impact on their ability to conduct business generally in that geographic area). As of the date hereof, the net hedge and future positions is not materially different from that existing on the Telepanel Balance Sheet Date.

     (b) No event has occurred, or, is, to the best of the knowledge of Telepanel, alleged to have occurred, which constitutes or with lapse of time or giving of notice or both, would constitute a default or a basis for a claim of force majeure or other claim of excusable delay or non-performance by Telepanel or any Telepanel Subsidiary under any Telepanel Agreements, except for any such default or claim which, individually or in the aggregate, would not have a Material Adverse Effect on Telepanel. To the best of the knowledge of Telepanel, no party with whom Telepanel or any Telepanel Subsidiary has any Telepanel Agreement is in default in the performance of any covenant or condition thereunder or has failed in performance thereunder by reason of a claim of force majeure or other claim of excusable delay or non-performance thereunder, except for any such default or claim which, individually or in the aggregate, would not have a Material Adverse Effect on Telepanel.

     2.18 Intellectual Property.

     (a)  Set forth in Section 2.18 of the Telepanel Disclosure
Letter is a list of all of Telepanel's and each Telepanel
Subsidiary's patents, registered and common law trademarks, service marks, tradenames, copyrights, licenses and other similar rights and applications for each of the foregoing. Except as disclosed in

Section 2.18 of the Telepanel Disclosure Letter, (i) Telepanel and each of its Subsidiaries owns, or is licensed to use (in each case, clear of any Telepanel Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its businesses as currently conducted and has not transferred, assigned, alienated, limited or encumbered the Intellectual Property or its interest therein in any way; (ii) to Telepanel's knowledge, the use, copying, modification, transmission or licensing of any Intellectual Property by Telepanel and each Telepanel Subsidiary and the conduct of its businesses as currently conducted, does not infringe on or otherwise violate the Intellectual Property, contractual rights or obligations or other rights whatsoever of any person and is in accordance with any applicable permit, license, waiver, assignment, authorization, approval or agreement pursuant to which Telepanel or any Telepanel Subsidiary acquired the right to use, copy, modify or license any Intellectual Property; (iii) to Telepanel's knowledge, no service, product (or component thereof), or process used, licensed, performed, manufactured, copied, transmitted or modified, by and/or for, or supplied by or to Telepanel and each Telepanel Subsidiary infringes or otherwise violates the Intellectual Property or contractual rights or obligations or other rights whatsoever of any other person; and (iv) to the knowledge of Telepanel, no person is challenging, infringing on or otherwise violating any right of Telepanel or any Telepanel Subsidiary with respect to any Intellectual Property owned or use by and/or licensed to or by Telepanel and any Telepanel Subsidiary and no person has instituted, given notice of or threatened any claim, demand, proceeding or action against Telepanel or any Telepanel Subsidiary, with respect to or alleging any infringement or violation by Telepanel or any Telepanel Subsidiary of the Intellectual Property, contractual rights or obligations or other rights whatsoever, of that person. Neither Telepanel nor any Telepanel Subsidiary has, except as set forth in Section 2.18 of the Telepanel Disclosure Letter, granted any outstanding licenses or other rights, and has no obligations to grant licenses or other rights, under any Intellectual Property.

     (b) For purposes of this Agreement "Intellectual Property" shall include all copyrights (including all assignable interests as a user or licensee), integrated circuit topography rights, mask works, registered and unregistered trademarks, service marks, brand names, logos, certification marks, trade dress, assumed names, trade names, industrial designs and other indications of origin, any improvements therein or derivatives thereof, the goodwill associated with any of the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register any of the foregoing, including any extension, modification or renewal of any such registration or application; inventions, processes, improvements, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents
(including divisions, derivatives, reexaminations, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets, know-how, formulae, processes, inventions, and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings, computer programs, compilations, derivatives works, topographies, and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals, extensions or reversions thereof; the benefit of all waivers of moral rights; and any similar intellectual or industrial property, proprietary rights; and any claims, rights of compensation or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

     2.19 Insurance.

     Telepanel and each of the Telepanel Subsidiaries have their respective assets, and the various occurrences which may arise in the conduct of their respective businesses, insured against loss or damages as is appropriate to their businesses and assets in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses and assets, and such insurance coverage is set forth in Section 2.19 of the Telepanel Disclosure Letter. Telepanel and each Telepanel Subsidiary has complied with such insurance policies and has received no notices of any pending or threatened terminations or premium increases with respect to such policies, and such policies will not be modified or terminated or lapse by reason of the transactions contemplated by this Agreement.

     2.20 Restrictions on Business Activities.

     There is no material agreement, judgment, injunction, order or decree binding upon Telepanel or any Telepanel Subsidiary that has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Telepanel or any Telepanel Subsidiary, any acquisition of property by Telepanel or any Telepanel Subsidiary or the conduct of business by Telepanel or any Telepanel Subsidiary as currently conducted in a manner that would be reasonably likely to have a Material Adverse Effect on Telepanel.

     2.21 Books and Records.

     The books, records and accounts of Telepanel and the Telepanel Subsidiaries (a) have in all material respects been maintained in accordance with good business practices on a basis consistent with prior years and (b) are stated in reasonable detail and in all material respects accurately and fairly reflect the transaction and disposition of the respective assets of Telepanel and the Telepanel Subsidiaries. Telepanel has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (w) transactions are executed in accordance with management's general or specific authorization; (x) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with Canadian GAAP, U.S. GAAP or any other criteria applicable to such statements and (ii) to maintain accountability for assets; (y) access to assets is permitted only in accordance with management's general or specific authorization;
and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     2.22 Board Approval.

     The Telepanel Board has, as of the date hereof: (i) unanimously approved this Agreement and the Arrangement; (ii) determined that the Agreement is in the best interests of the shareholders of Telepanel and (iii) recommended that the shareholders of Telepanel approve this Agreement and the Arrangement.

     2.23 Vote Required.

     The affirmative vote of two-thirds of the votes cast by the holders of the outstanding Telepanel Common Shares entitled to be cast (or such other vote as may be set out in the Interim Order) is the only vote of the holders of any class or series of Telepanel's capital stock necessary to approve this Agreement and the Arrangement.

     2.24 Fairness Opinion.

     The Telepanel Board has received an opinion from Deutsche
Morgan Grenfell, Inc. that the terms of the Arrangement are fair to the holders of Telepanel Common Shares from a financial point of view.

     2.25 Pooling Matters.

     Neither Telepanel nor any of the Telepanel Subsidiaries nor any of their Affiliates have, to Telepanel's knowledge and based upon consultation with its independent auditors, taken or agreed to take any action that (without giving effect to this Agreement, the transactions contemplated hereby or actions related thereto, or any action taken or agreement to be taken by ERS or any of its Affiliates) is reasonably likely to prevent ERS from accounting for the business combination to be effected by the Agreement as a "pooling of interests" under U.S. GAAP or Rule 1-02 of Regulation S-X of the SEC.

                            ARTICLE 3

              REPRESENTATIONS AND WARRANTIES OF ERS

     ERS hereby represents and warrants to Telepanel (subject to the matters set forth in Article 3 of the letter dated the date of this Agreement and delivered by ERS to Telepanel concurrently therewith [the "ERS Disclosure Letter"] [such letter by this reference incorporated into this Agreement] with respect to the United States Investment Company Act of 1940 and the rules and regulations thereunder) that:

     3.1 Organization; Good Standing; Qualification and Power.

     Each of ERS and each corporation, partnership, company, joint venture and other entity in which ERS beneficially owns or controls, directly or indirectly, more than 50% of the equity, voting rights, profits interest, capital or other similar interest thereof (the "ERS Subsidiaries"), is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on ERS. Section 3.1 of the ERS Disclosure Letter sets forth a correct and complete list of the ERS Subsidiaries, the percentage of each such subsidiary's outstanding capital stock or other ownership interest owned by ERS or another subsidiary of ERS and a correct and complete list of each jurisdiction in which each of ERS and each ERS Subsidiary is duly qualified and in good standing to do business. Neither ERS nor any ERS Subsidiary, directly or indirectly, beneficially or legally owns or holds any capital stock of Telepanel. ERS has delivered to Telepanel complete and correct copies of the certificate of incorporation and bylaws of ERS, and the certificate of incorporation and bylaws, or partnership agreement, of each ERS Subsidiary, as amended to the date of this Agreement and currently in effect.

     3.2 Capital Structure.

     (a) Stock. The authorized capital stock of ERS consists of 35,000,000 shares of ERS Common Stock and 2,000,000 shares of preferred stock, $1.00 par value, of which 21,114,689 shares of ERS Common Stock were issued and outstanding as of the Measurement
Date. No shares of any class or series of the capital stock of ERS are held as treasury stock. All issued and outstanding shares of ERS Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. All issued and outstanding shares of the capital stock or other proprietary interest of each of the ERS

Subsidiaries are owned as set forth in Section 3.2(a) of the ERS Disclosure Letter, have been duly authorized and validly issued, are fully paid and nonassessable, issued without violation of any preemptive rights, are not subject to any right of rescission, and have been offered, issued, sold and delivered by ERS or the applicable ERS Subsidiary in compliance with all registration, qualification and prospectus requirements (or applicable exemptions therefrom) of applicable federal, provincial and state securities laws. All of the shares of capital stock of the ERS Subsidiaries are owned by ERS free and clear of all security interests, liens, claims, pledges, agreements, limitations on ERS's voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in Section 3.2(a) of the ERS Disclosure Letter.

     (b) No Other Commitments. Except as disclosed in Section 3.2(b) of the ERS Disclosure Letter, there are no subscriptions, options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which ERS or any of the ERS Subsidiaries is a party or by which ERS or any of the ERS Subsidiaries is bound obligating ERS or any of the ERS Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other proprietary interest of ERS or any of the ERS Subsidiaries or securities convertible into or exchangeable for shares of capital stock or other proprietary interest of ERS or any of the ERS Subsidiaries, or obligating ERS or any of the ERS Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. Except for the obligations of ERS pursuant to this Agreement and as disclosed in Section 3.2(a) of the ERS Disclosure Letter, there are no voting trusts or other agreements or understandings to which ERS is a party or of which ERS is aware with respect to the voting of the capital stock or other proprietary interest, or control, of ERS or any of the ERS Subsidiaries.

     3.3  Authority.

     (a) Corporate Action. ERS has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of ERS of this Agreement, the ERS Charter
Changes and the issuance of ERS Common Stock in connection with the Arrangement upon exchange of the Exchangeable Shares and to approval of the Arrangement by the Court, to perform its obligations hereunder and to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by ERS and, subject to approval by the stockholders of ERS of this Agreement, the ERS Charter Changes and the issuance of ERS Common Stock in connection with the Arrangement upon exchange of the Exchangeable Shares and to approval of the Arrangement by the Court, the consummation by ERS of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ERS. This Agreement has been duly executed and delivered by

ERS and this Agreement is the valid and binding obligation of ERS, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

     (b) No Conflict. Neither the execution, delivery and performance of this Agreement or the Plan of Arrangement by ERS, nor the consummation of the transactions contemplated hereby or thereby by ERS, nor compliance with the provisions hereof or thereof by ERS will: (i) result in any breach or violation of the articles of incorporation or bylaws of ERS or the comparable governing instruments of any of the ERS Subsidiaries or, subject to compliance with the regulatory requirements specified under Section 3.3(c) and the matters set forth in Section 3.3(b) of the ERS Disclosure Letter, any law, rule, regulation, writ, judgment, injunction, decree, determination, award, or other order of any Governmental Entity binding upon ERS or any of the ERS Subsidiaries; (ii) except as disclosed in Section 3.3(b) of the ERS Disclosure Letter, result in any breach or violation of or cause a default (with or without notice or lapse of time, or both), or require any consent or approval, under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon, or right of first refusal or other option to purchase or acquire, any of the properties or assets of ERS or any of the ERS Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract or agreement applicable to ERS or any of the ERS Subsidiaries or their respective properties or assets, other than any such breaches, violations, rights, defaults, losses, liens, security interest, charges or encumbrances or rights of first refusal or options which, individually or in the aggregate, would not have a Material Adverse Effect on ERS; or (iii) require the affirmative vote of the holders of greater than a majority of the issued and outstanding shares of ERS Common Stock.

     (c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by ERS or any of the ERS Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for (i)(A) the filing with the SEC of the No Action Request, (B) the filing with the SEC of the Registration Statement, if required, and all information and other documents required by the SEC under the Securities Act in connection therewith, and the SEC's approval thereof and order with respect thereto, (C) the filing with and clearance by the SEC of the Joint Proxy Statement, and all information and other documents required by the SEC under the Exchange Act in connection therewith, and (D) the filing with the

SEC of such reports under the Exchange Act and the rules and regulations promulgated by the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing with the Secretary of State of Delaware of a certificate of amendment to ERS' certificate of incorporation setting forth the ERS Charter Changes and appropriate documents with the relevant authorities of states and other jurisdictions in which ERS is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required under foreign laws, state securities laws and the rules of Nasdaq or the Alternative Investment Market of the London Stock Exchange ("AIM");
(iv) such filings and notifications and other compliance as may be necessary under the HSR Act; (v) any required notices and filings under the Investment Canada Act; and (vi) such approvals and consents as may be required of the Connecticut Development Authority.

     3.4 SEC Reports and Financial Statements.

     (a) SEC Reports. Since December 31, 1993, ERS has filed each report, schedule, registration statement and definitive proxy statement and other filings required to be filed by it with the SEC (the "ERS SEC Documents"). As of their respective dates or, in the case of registration statements, their effective dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such filing), none of the ERS SEC Documents (including all schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the ERS SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder.

     (b) Financial Statements. The audited consolidated financial statements (including the related notes and schedules thereto) of ERS included in or incorporated by reference to the ERS SEC
Documents, without limitation for its fiscal year ended December
31, 1996, and the unaudited consolidated financial statements (including the related notes and schedules thereto) of ERS contained in the ERS SEC Documents, without limitation for its fiscal six months ended June 30, 1997, complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the
SEC) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments which are described therein) the consolidated financial position of ERS and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as disclosed in the ERS
SEC Documents or Section 3.4(b) of the ERS Disclosure Letter, and other than those incurred after June 30, 1997 in the ordinary course of business, neither ERS nor any of the ERS Subsidiaries has any liabilities, accrued, contingent or otherwise, that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on ERS.

     3.5 Information Supplied.

     None of the information relating to ERS or any of the ERS Subsidiaries contained in this Agreement or in the ERS Disclosure Letter and in the ERS SEC Documents, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary in order to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. None of the information with respect to ERS, its directors, officers, stockholders or any ERS Subsidiary, included or incorporated by reference in the Joint Proxy Statement (and, if filed, the Registration Statement) will, at the time the Joint Proxy Statement is mailed to the stockholders of ERS and at the time of the ERS Stockholders Meeting (and, if filed, at the time the Registration Statement is declared effective and at the time of any post-effective amendments thereto prior to the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

     3.6 Compliance with Applicable Laws.

     ERS and the ERS Subsidiaries have complied, in the conduct of their respective businesses, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, except where the failure to comply would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on ERS. ERS has not been notified by any Governmental Entity of any investigation with respect to ERS or any ERS Subsidiary that is pending or threatened, nor has any Governmental Entity notified ERS of such entity's intention to conduct the same, that would be reasonably likely to have a Material Adverse Effect on ERS. Each of ERS and the ERS Subsidiaries has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it or such subsidiary to carry on its business as it is presently conducted, except for such permits, licenses, certificates, orders, filings, applications and registrations, the failure to have or make which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on ERS. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, there has been no default or breach thereunder, and there is no pending or, to the best of the knowledge of ERS, threatened proceeding under which any may be revoked, terminated or suspended, except insofar as would not, individually or in the aggregate, have a Material Adverse
Effect on ERS. The execution and delivery of this Agreement, and the consummation of the Arrangement, will not adversely affect or otherwise impair the ability of ERS or the ERS Subsidiaries, as the case may be, fully to enjoy the benefits of any such permits, licenses, certificates of authority, orders or approvals.

     3.7 Title to Assets.

     (a) Each of ERS and the ERS Subsidiaries has good and marketable title to its properties (other than property as to which it is lessee, in which case it has a valid leasehold interest), except for such defects in title that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on ERS, in each case free and clear of all ERS Liens (as hereinafter defined). All real and tangible personal property owned or leased by ERS and each of the ERS Subsidiaries is in good repair and is operational and usable in the operation of ERS, subject to normal wear and tear, except for such property whose failure to be in such condition would not be reasonably likely to have a Material Adverse Effect on ERS. All leases and licenses pursuant to which ERS or the ERS Subsidiaries lease or license personal and intangible property from others are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default, or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance) other than any such default, event or claim that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on ERS. ERS and the ERS Subsidiaries lease or own all properties and assets necessary for the operation of their respective businesses as presently conducted, and the assets and properties of ERS and the ERS Subsidiaries include all of the assets, of every kind and nature, whether tangible or intangible, and wherever located, which are utilized by ERS or the ERS Subsidiaries in the conduct of their respective businesses, in each case other than any assets or properties the failure to lease or own which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ERS, and in each case subject to the matters disclosed in Section 3.7(a) of the ERS Disclosure Letter.

     (b) For purposes of this Agreement, the term "ERS Lien" shall be defined to mean any mortgage, deed of trust, security interest, pledge, lien, or other charge or encumbrance of any nature whatsoever except: (a) liens disclosed in the financial statements contained in or incorporated by reference to the ERS SEC Documents;
(b) liens for taxes, assessments, or governmental charges or levies not yet due and delinquent; (c) liens consisting of zoning or planning restrictions, easements, permits, any other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by ERS or any of the ERS Subsidiaries and (d) liens disclosed in Section 3.7(b) of the ERS Disclosure Letter.

     3.8 Litigation.

     There are no suits, actions, arbitrations, demands, claims or proceedings pending or, to the best of the knowledge of ERS, threatened against ERS or any of the ERS Subsidiaries that, individually or in the aggregate, would, if determined adversely, be reasonably likely to have a Material Adverse Effect on ERS nor are there any judgments, decrees, injunctions, writs, stipulations, determinations, awards, rules or orders of any Governmental Entity or arbitrator outstanding against ERS or any of the ERS Subsidiaries that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on ERS.

     3.9  ERISA and Other Compliance.

     (a) All contributions due from ERS or any of the ERS Subsidiaries through the Effective Time with respect to any "employee benefit plan" (the "ERS Employee Plans"), as defined in
Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), have been or will be timely made as required under ERISA or any applicable legislation, other than any such failure which would not have a Material Adverse Effect on ERS. Each ERS Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such ERS Employee Plans, other than any non-compliance which would not have a Material Adverse Effect on ERS.

     (b) No ERS Employee Plan which individually or collectively would constitute an "Employee Pension Benefit Plan", as defined in
Section 3(2) of ERISA (collectively, the "ERS Pension Plan") constitutes, or since the enactment of ERISA constituted, a "multi-employer plan", as defined in Section 3(37) of ERISA.

     (c) No "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any ERS Employee Plan which is covered by Title I of ERISA which would have a Material Adverse Effect on ERS, excluding transactions effected pursuant to a statutory or administrative exemption. Any ERS Pension Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been qualified during the period from its adoption to date, and the trust forming a part thereof is exempt from tax pursuant to Section 401(a) of the Code.

     3.10 Absence of Certain Changes or Events.

     Except as disclosed in the ERS SEC Documents filed prior to the date of this Agreement or as disclosed, respectively, in the corresponding clauses of Section 3.10 of the ERS Disclosure Letter, since June 30, 1997 (the "ERS Balance Sheet Date") there has not been: (i) any change or development or combination of changes or developments which, individually or in the aggregate, constitutes a Material Adverse Effect on ERS or would be reasonably likely to result in a Material Adverse Effect on ERS; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to ERS's capital stock, or, directly or indirectly, any redemption, purchase or other acquisition or disposition of any shares of ERS' capital stock by ERS or any ERS Subsidiary; (iii) any change by ERS in its accounting methods, principles or practices; (iv) any writing down or writing off of the value of any material assets other than in the ordinary course of business; (v) any material increase in or material modification of the compensation or benefits payable or to become payable by any of ERS or the ERS Subsidiaries to any directors or "executive officers" (as defined under Rule 3b-7 pursuant to the Exchange Act) of ERS, except in the ordinary course of business; (vi) any acquisition or sale of a material amount of property or assets other than in the ordinary course of business; or (vii) to the knowledge of ERS, any labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any employee of ERS or any ERS Subsidiary or any campaign conducted to solicit authorization from employees to be represented by such labor union that, in any such case under this clause (vii), would be reasonably likely to have a Material Adverse Effect on ERS.

     3.11 Certain Agreements.

     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or "executive officer" (as defined under Rule 3b-7 pursuant to the Exchange Act) of ERS from ERS or any of the ERS Subsidiaries, under any ERS Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any ERS Employee Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits, including but not limited to the time of exercise of stock options. Nothing has come to ERS's attention as a result of the negotiation or entering into of this Agreement that would lead ERS to believe that the consummation of the transactions contemplated hereby will have a Material Adverse Effect to ERS on labor relations; and ERS has no knowledge that any of its "executive officers" (defined as aforesaid) intends to leave its employ.

     3.12 Taxes.

     ERS and each of the ERS Subsidiaries have timely filed, or caused to be filed, all Tax Returns required to be filed by them
(all of which returns were correct and complete in all material respects) and have paid, or caused to be paid, all Taxes that are due and payable in each case except for any such Tax Returns or Taxes the non-filing or non-payment of which have not had and would not be reasonably likely to have a Material Adverse Effect on ERS, and ERS has provided adequate accruals in accordance with U.S. GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. Since the ERS
Balance Sheet Date, no material Tax liability has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. Neither ERS nor any ERS Subsidiary has received any written notification that any material issues have been raised (and are currently pending) by the United States
Internal Revenue Service, Revenue Canada or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above, and no waivers of statutes of limitations have been given or requested with respect to ERS or any of the ERS Subsidiaries, in each case except for any such written notices or waivers which have not had and would not be likely to have a Material Adverse Effect on ERS.
To the best of the knowledge of ERS, there are no material proposed
(but unassessed) additional Taxes and none have been asserted. No
Tax liens have been filed other than for Taxes not yet due and payable. None of ERS or any of the ERS Subsidiaries (i) has made an election to be treated as a "consenting corporation" under section
341 (f) of the Code, (ii) is a "personal holding company" within the meaning of section 542 of the Code or (iii) is a party to any Tax sharing or other similar agreement or arrangement of any nature with any other person pursuant to which ERS or any of the ERS Subsidiaries has or could have any liabilities in respect of Taxes. Neither ERS nor any of the ERS Subsidiaries is a "specified financial institution" or a "specified person" in relation to any such institution each as defined in subsection 248(1) of the ITA except in the event that ERS or any ERS Subsidiary is or will become at the Effective Time a "specified financial institution" or a "specified person" in relation to any such institution solely because Telepanel was a "specified financial institution". ERS is not, and has not been, at any time within the last five years prior to the date hereof, a "United States real property holding corporation" within the meaning of section 897 of the Code. No ERS Subsidiary or any corporation to which any ERS Subsidiary is the successor in a reorganization described in section 368(a) of the Code for any prior taxable year, has been a "PFIC" within the meaning of section 1296 of the Code, and on the basis of its income and assets for the current taxable year to date, would not be a PFIC for such year.

     3.13 Fees and Expenses.

     Except for the fees and expenses set forth in Section 3.13 of the ERS Disclosure Letter payable to Patricof & Co. Capital Corp., neither ERS nor any of the ERS Subsidiaries, nor any director, officer, agent or employee thereof, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

     3.14 Environmental Matters.

     Except as disclosed in the ERS SEC Documents, neither ERS nor any ERS Subsidiary: (i) has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a Hazardous Substance or other substance into the environment, in each case in violation of law wherein such violation, individually or in the aggregate, would have a Material Adverse Effect on ERS, or (ii) has any liability, contingent or otherwise, under any Environmental Law in connection with any release of any Hazardous Substance, or other substance on property, now or formerly owned or leased by ERS or any of the ERS Subsidiaries, which, individually or in the aggregate, would have a Material Adverse Effect on ERS. No Hazardous Substances have been generated, treated, stored or disposed of or placed in violation of any Environmental Law on any property owned or leased by ERS or any ERS Subsidiary or on or into any waste disposal site owned or operated by a third party except for violations which, individually or in the aggregate, would not have a Material Adverse Effect on ERS.

     3.15 Interested Party Transactions.

     Except as disclosed in the ERS SEC Documents filed prior to the date of this Agreement, no officer or director of ERS or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, except for the legal rights of stockholders of ERS, a material interest in (i) any person or entity which purchases from or sells, licenses or furnishes to ERS or any of the ERS Subsidiaries any goods, property, technology or intellectual or other property rights or services, or is a competitor of ERS, or (ii) except as disclosed in Section 3.15 of the ERS Disclosure Letter, any contract or agreement to which ERS or any of the ERS Subsidiaries is a party or by which it may be bound or affected (other than contracts or agreements relating to the remuneration of such officer or director and related matters) or any property, real or personal, tangible or intangible, used in or pertaining to the business of ERS or any ERS Subsidiary.

     3.16 Certain Material Contracts.

     Except for the contracts, agreements, leases and commitments listed in Section 3.16 of the ERS Disclosure Letter, neither ERS nor any of the ERS Subsidiaries is a party to or bound by: (i) any contract which imposes material geographic or territorial limitations on the conduct of business by ERS or any of the ERS Subsidiaries (excluding customary area of interest provisions relating to specific properties and similar restrictions entered into in the ordinary course of business and which do not have a significant impact on their ability to conduct business generally in that geographic area); or (ii) any joint venture or partnership agreement. As of the date hereof, the net hedge and future position is not materially different from that existing on the ERS Balance Sheet Date.

     3.17 Intellectual Property.

     Set forth in Section 3.17(a) of the ERS Disclosure Letter is a list of all of ERS' and each ERS Subsidiary's patents, registered and common law trademarks, service marks, tradenames, copyrights, licenses and other similar rights and applications for each of the foregoing. Except as disclosed in Section 3.17(b) of the ERS Disclosure Letter, (a) ERS and each of its Subsidiaries owns, or is licensed to use (in each case, clear of any ERS Liens), all Intellectual Property used in or necessary for the conduct of its businesses as presently conducted and has not transferred, assigned, alienated, limited or encumbered the Intellectual Property or its interest therein in any way; (b) to ERS's knowledge, the use, copying, modification, transmission or licensing of any Intellectual Property by ERS and each Subsidiary and the conduct of its businesses as currently conducted, does not infringe on or otherwise violate the Intellectual Property, contractual rights or obligations or other rights whatsoever of any person and is in accordance with any applicable permit, license, waiver, assignment, authorization, approval or agreement pursuant to which ERS or any Subsidiary acquired the right to use, copy, modify or license any Intellectual Property; (c) to ERS's knowledge, no service, product (or component thereof), or process used, licensed, performed, manufactured, copied, transmitted or modified, by and/or for, or supplied by or to ERS and each ERS Subsidiary infringes or otherwise violates the Intellectual Property or contractual rights or obligations or other rights whatsoever of any other person; and (d) to the knowledge of ERS, no person is challenging, infringing on or otherwise violating any right of ERS or any ERS Subsidiary with respect to any Intellectual Property owned or used by and/or licensed to or by ERS and any ERS Subsidiary and no person has instituted, given notice of or threatened any claim, demand, proceeding or action against ERS or any ERS Subsidiary, with respect to or alleging any infringement or violation by ERS or any ERS Subsidiary of the Intellectual Property, contractual rights or obligations or other rights whatsoever, of that person.

     3.18 Insurance.

     ERS and each of the ERS Subsidiaries have their respective assets insured against loss or damages as is appropriate to their businesses and assets in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses and assets, and such insurance coverage will be continued in full force and effect to and including the Effective Time.

     3.19 No Defaults.

     To ERS's knowledge, neither it nor any of the ERS Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by ERS or any of the ERS Subsidiaries under, any contract or agreement to which ERS or any of the ERS Subsidiaries is a party and which would, if terminated due to such default, have, insofar as can reasonably be foreseen, a Material Adverse Effect on ERS.

     3.20 Restrictions on Business Activities.

     There is no material agreement, judgment, injunction, order or decree binding upon ERS or any ERS Subsidiary that has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of ERS or any ERS Subsidiary, any acquisition of property by ERS or any ERS Subsidiary or the conduct of business by ERS or any ERS Subsidiary as currently conducted in a manner that would be reasonably likely to have a Material Adverse Effect on ERS, in each case except as disclosed in Schedule 3.20 of the ERS Disclosure Letter.

     3.21 Books and Records.

     The books, records and accounts of ERS and the ERS Subsidiaries (a) have in all material respects been maintained in accordance with good business practices on a basis consistent with prior years and (b) are stated in reasonable detail and in all material respects accurately and fairly reflect the transactions and disposition of the assets of ERS. ERS has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (w) transactions are executed in accordance with management's general or specific authorization; and
(x) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with U.S. GAAP or any other criteria applicable to such statements and (ii) to maintain accountability for assets, (y) access to assets is permitted only in accordance with management's general or specific authorization; and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     3.22 Board Approval.

     The ERS Board has, as of the date hereof, unanimously: (i) approved this Agreement and the ERS Charter Changes; (ii) determined that the transactions contemplated by this Agreement are in the best interests of the stockholders of ERS; and (iii) recommended that the stockholders of ERS approve this Agreement and the ERS Charter Changes.

     3.23 Vote Required.

     The affirmative vote or votes of the holders of a majority of the outstanding shares of ERS Common Stock are the only votes of the holders of any class or series of ERS' capital stock necessary to approve this Agreement and the transactions contemplated hereunder.

     3.24 Fairness Opinion.

     The ERS Board has received an opinion from Patricof & Co.
Capital Corp. that the terms of the Arrangement are fair to the holders of ERS Common Stock from a financial point of view.

     3.25 Pooling Matters.

     Neither ERS nor any of the ERS Subsidiaries or their Affiliates have, to ERS's knowledge and based upon consultation with its independent auditors, taken or agreed to take any action that (without giving effect to this Agreement, the transactions contemplated hereby or actions related thereto, or any action taken or agreed to be taken by Telepanel or any of its Affiliates) is reasonably likely to prevent ERS from accounting for the business combination to be effected by the Arrangement as a "pooling of interests" under U.S. GAAP or Rule 1-02 of Regulation S-X of the SEC.

                            ARTICLE 4

                            COVENANTS

     4.1 Interim Operations.

     (a) Telepanel covenants and agrees as to itself and with respect to the Telepanel Subsidiaries, that, from and after the date hereof until the Effective Time, except insofar as ERS shall otherwise consent and except as required by this Agreement:

          (i) The business of it and the Telepanel Subsidiaries will be conducted only in the ordinary and usual course in all material respects and, to the extent consistent therewith, it and the Telepanel Subsidiaries will use all reasonable efforts to preserve their business organizations intact and maintain their existing relations with customers, suppliers, employees and business associates.

          (ii) It will not: (A) sell or pledge or agree to sell or pledge any stock or other proprietary interest owned by it in any of the Telepanel Subsidiaries; (B) amend its Articles of Incorporation or Bylaws; (C) split, combine or reclassify any outstanding capital stock, or make any other change in its capital structure; (D) declare, set aside or pay any dividend payable in cash, stock or property with respect to any of its capital stock; (E) repurchase, redeem or otherwise acquire, or permit any Telepanel Subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of capital stock of Telepanel or ERS or any securities convertible into or exercisable for any shares of capital stock of Telepanel or ERS; or (F) enter into any material transaction not in the ordinary course of its business, consistent with past practice.

          (iii) Except as described in Section 4.1(a)(iii) of the Telepanel Disclosure Letter, neither it nor any of the Telepanel Subsidiaries will: (A) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible into or exchangeable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class other than Telepanel Common Shares issuable pursuant to Telepanel Options, Telepanel Warrants and Telepanel Convertible Securities outstanding on the date hereof; (B) transfer, lease, license, guarantee, sell, mortgage, pledge or dispose of, or subject to any Telepanel Lien, any other material property or assets or encumber any material property or assets or (subject to sub-paragraph (vii) of this paragraph (a)) incur or modify any indebtedness or other liability, or guaranty of any liability of any person or entity, in each case under this clause (B) other than in the ordinary and usual course of business consistent with past practice; or (C) make any material acquisition of, or investment in, assets, stock or other securities of any other person or entity other than the wholly-owned Telepanel Subsidiaries.

          (iv) Except as may be required to satisfy contractual obligations existing as of the date hereof and the requirements of applicable law, neither it nor any of the Telepanel Subsidiaries will establish, adopt, enter into, make, amend in any material respect or make any material elections under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees.

          (v) It will not implement any change in its accounting principles, practices or methods, other than as may be required by Canadian GAAP and will maintain its books and records in accordance with good business practices, on a basis consistent with past practice.

          (vi) It and the Telepanel Subsidiaries will comply in all material respects with all laws, rules, regulations, writs, statutes, ordinance, judgments, injunctions, decrees, determinations, awards, and other orders of every court, government and governmental agency and instrumentality, domestic or foreign, applicable to it and to the conduct of its business and perform in all material respects all its obligations without default.

          (vii) Except as set forth in Section 4.1(a)(vii) of the Telepanel Disclosure Letter, it and the Telepanel Subsidiaries will not incur, or agree to incur, any indebtedness for money borrowed, except in the ordinary course of business under Telepanel's line of credit dated January 8, 1996 with The Toronto-Dominion Bank, in an aggregate amount not in excess of the maximum amount thereof permitted on the date hereof plus $1,000,000.

          (viii) Except as set forth in Section 4.1(a)(viii) of the Telepanel Disclosure Letter (but in no event so as to result in a breach, upon consummation of Closing or at the Effective Time, under Section 4.05 of the Indenture dated as of January 24, 1997 [the "ERS Indenture"] between ERS and United States Trust Company of New York), it and the Telepanel Subsidiaries will not make any loans, advances or contributions to, or investments in, any other person other than as permitted by the ERS Indenture (as if Telepanel and the Telepanel Subsidiaries were "Restricted Subsidiaries" thereunder).

          (ix) It and the Telepanel Subsidiaries will maintain and pay all premiums with respect to all policies of insurance relating to its business, and its assets and properties, as are presently held in its name and timely renew all such policies.

          (x) It and the Telepanel Subsidiaries will not make any change materially adverse to it in the terms of any material Telepanel Agreement, nor, except as set forth in
     Section 4.1(a)(x) of the Telepanel Disclosure Letter, approve, amend or modify any Telepanel Agreement to which any director, officer or "affiliate" (within the meaning of Section 405 of the Securities Act) is a party (in each case other than remuneration arrangements in the ordinary course of business).

          (xi) Except as set forth in Section 4.1(a)(xi) of the Telepanel Disclosure Letter, it and the Telepanel Subsidiaries will not take any action described in Section 2.10(vii) through (ix), inclusive, hereof, nor amend, modify, supplement, or in any way change any plan or arrangement established for the benefit of its employees.

          (xii) It and the Telepanel Subsidiaries will not settle or compromise any litigation involving the payment of, or an agreement to pay over time an amount in cash, notes, or other property, or pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise and whether due or to be come due) which involves payments or commitments to make payments exceeding $100,000 in the aggregate, other than (A) liabilities or obligations incurred in the ordinary course of business and consistent with past practice, and (B) scheduled repayments of current portions of and interest on long-term indebtedness or repayments under existing credit agreements.

          (xiii) Neither it nor any of the Telepanel Subsidiaries will authorize or enter into an agreement to take any of the actions referred to in paragraphs (i) through (xii) above.

     (b) ERS covenants and agrees as to itself and with respect to the ERS Subsidiaries that, from and after the date hereof until the Effective Time, except insofar as Telepanel shall otherwise consent and except as required by this Agreement:

          (i) The business of it and the ERS Subsidiaries will be conducted only in the ordinary and usual course in all material respects and, to the extent consistent therewith, it and the ERS Subsidiaries will use all reasonable efforts to preserve their business organizations intact and maintain their existing relations with customers, suppliers, employees and business associates.

          (ii) It will not: (A) sell or pledge or agree to sell or pledge any stock or other proprietary interest owned by it in any of the ERS Subsidiaries; (B) amend its Certificate of Incorporation or Bylaws; (C) split, combine or reclassify any outstanding capital stock, or make any other change in its capital structure; (D) declare, set aside or pay any dividend payable in cash, stock or property with respect to any of its capital stock; or (E) repurchase, redeem or otherwise acquire, or permit any ERS Subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of capital stock of Telepanel or ERS or any securities convertible into or exchangeable for any shares of capital stock of Telepanel or ERS; or (F) enter into any material transaction not in the ordinary course of business.

          (iii) Except as described in Section 4.1(b)(iii) of the ERS Disclosure Letter, neither it nor any of the ERS Subsidiaries will: (A) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible into or exchangeable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class, other than ERS Common Stock issuable pursuant to options outstanding on the date hereof or granted within the limits of option plans heretofore approved by the ERS Board or issuable pursuant to warrants and conversion rights outstanding on the date hereof; or (B) transfer, lease, license, guaranty, sell, mortgage, pledge or dispose of, or subject to any ERS Lien, any other material property or assets or encumber any material property or assets or incur or modify any indebtedness or other liability, or guaranty of any liability of any person or entity, in each case under this clause (B) other than in the ordinary and usual course of business.

          (iv) It will not implement any change in its accounting principles, practices or methods, other than as may be required by US GAAP and will maintain its books and records in accordance with good business practices, on a basis consistent with past practice.

          (v) It and the ERS Subsidiaries will comply in all material respects with all laws, rules, regulations, writs, statutes, ordinance, judgments, injunctions, decrees, determinations, awards, and other orders of every court, government and governmental agency and instrumentality, domestic or foreign, applicable to it and to the conduct of its business and perform in all material respects all its obligations without default.

          (vi) It and the ERS Subsidiaries will not incur, or agree to incur, any indebtedness for money borrowed, except in the ordinary course of business in connection with letters of credit under existing facilities with The Bank of New York or renewals or replacements thereof.

          (vii) It and the ERS Subsidiaries will not make any loans, advances or contributions to, or investments in, any other person other than as permitted by the ERS Indenture.

          (viii) It and the ERS Subsidiaries will maintain and pay all premiums with respect to all policies of insurance relating to its business, and its assets and properties, as are presently held in its name and timely renew all such policies.

          (ix) It and the ERS Subsidiaries will not approve, amend or modify any agreement to which any director, officer or "affiliate" (within the meaning of Section 405 of the Securities Act) is a party (in each case other than remuneration arrangements in the ordinary course of business).

          (x) It and the ERS Subsidiaries will not settle or compromise any litigation involving the payment of, or an agreement to pay over time an amount in cash, notes, or other property, or pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise and whether due or to be come due) which involves payments or commitments to make payments exceeding $100,000 in the aggregate, other than (A) liabilities or obligations incurred in the ordinary course of business, and (B) scheduled repayments of current portions of and interest on long-term indebtedness or repayments under existing credit agreements.

          (xi) Neither it nor any of its Subsidiaries will authorize or enter into an agreement to take any of the actions referred to in paragraphs (i) through (x) above.

     4.2 Shareholder Approval.

     Telepanel, acting through its Board of Directors, will call the Telepanel Shareholders Meeting and ERS, acting through its Board of Directors, will call the ERS Shareholders Meeting, each to be held as promptly as practicable after the SEC has indicated that it has no further comments on the Joint Proxy Statement (or, if the Registration Statement [other than a shelf Registration Statement] is filed, the date on which such Registration Statement is declared effective by the SEC), but in no event earlier than 30 days after the notice of such meeting, to submit this Agreement, the Arrangement and related matters for the consideration and approval of the Telepanel shareholders and this Agreement, the ERS Charter Changes and related matters for consideration and approval of the ERS shareholders. Such approval will be recommended by the Telepanel Board, and by the ERS Board, subject in each case to the fiduciary obligations of such directors. Such meetings will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law.

     4.3 Additional Affiliate Agreements.

     To ensure the Arrangements will be accounted for as a "pooling of interests" under U.S. GAAP and to ensure compliance with Rule
145 of the rules and regulations promulgated by the SEC under the Securities Act, Telepanel will use its best efforts to procure the signature and delivery of additional Telepanel Affiliate Agreements from each person or entity becoming an Affiliate promptly after the execution and delivery of this Agreement. To ensure that the arrangement will be accounted for as a "pooling of interests" under U.S. GAAP, ERS will use its best efforts to procure the signature and delivery of additional ERS Affiliate Agreements from each person or entity becoming an Affiliate promptly after the execution and delivery of this Agreement. For purposes of this Agreement, "Affiliate" shall have the meaning referred to in Rule 145 under the Securities Act.

     4.4 Joint Proxy Statement.

     (a)  Telepanel and ERS will contemporaneously mail the Joint
Proxy Statement to their respective shareholders promptly after the Registration Statement, if filed, becomes effective or (if the shares of ERS Common Stock to be issued from time to time after the Effective Time upon the exchange of Exchangeable Shares are exempt from the registration requirements of Section 5 of the Securities
Act or if a shelf Registration Statement is required by the SEC with respect thereto) as promptly as practicable for the purpose of considering and voting upon the Arrangement at the Telepanel
Shareholders Meeting and the ERS Charter Changes and related matters at the ERS Stockholders Meeting, and, if necessary, after the Joint Proxy Statement shall have been so mailed, promptly circulate amended supplemental or supplemented proxy materials and, if required in connection therewith, resolicit proxies. Telepanel shall include in the Joint Proxy Statement the recommendation of its Board of Directors described in Section 4.2 hereof, and ERS shall include in the Joint Proxy Statement the recommendation of its Board of Directors described in Section 4.2 hereof. Neither
Telepanel nor ERS shall use any proxy material in connection with, respectively, the Telepanel Shareholder Meeting and the ERS
Stockholders Meeting without the prior approval of the other party, which shall not be unreasonably withheld or delayed. Each of Telepanel and ERS will promptly provide all information relating to its business or operations necessary for inclusion in the Joint
Proxy Statement to satisfy all requirements of all applicable U.S.
and Canadian state, provincial and federal corporate and securities laws. Telepanel shall be solely responsible for any statement, information or omission in the Joint Proxy Statement relating to it or its Affiliates based upon written information furnished by it. Telepanel will not provide to its shareholders or publish any material concerning it or its Affiliates that violates applicable Canadian law, the Securities Act or the Exchange Act with respect to the transactions contemplated hereby. ERS shall be solely responsible for any statement, information or omission in the Joint
Proxy Statement relating to it or its Affiliates based upon written information furnished by it. ERS will not provide to its stock-holders or publish any material concerning it or its Affiliates that violates applicable Canadian law, the Securities Act or the Exchange Act with respect to the transactions contemplated hereby.
Each of Telepanel and ERS shall use its best efforts to solicit from its stockholders proxies in favor of the proposals set forth in the Joint Proxy Statement, and shall take such action reasonably necessary or, in the opinion of the other party, reasonably helpful to secure a favorable vote for the purpose of approving the proposals set forth in the Joint Proxy Statement. At the request of

ERS, reasonably made, Telepanel shall adjourn its stockholders' meeting to a later date, if (x) the requisite vote of holders of Telepanel Common Shares has not been obtained or (y) ERS shall otherwise request an adjournment in order to attempt to increase the percentage of the vote in favor of the foregoing.

     (b) Telepanel shall cause to be delivered to ERS a letter of Price Waterhouse, Chartered Accountants, Telepanel's independent auditors, dated a date within two business days before the date of mailing of the Joint Proxy Statement and addressed to ERS, in form and substance reasonably satisfactory to ERS, to the effect set forth in Exhibit 4.4(b) hereto.

     (c) ERS shall cause to be delivered to Telepanel a letter of Price Waterhouse LLP, ERS' independent auditors, dated a date within two business days before the date of mailing of the Joint Proxy Statement and addressed to Telepanel, in form and substance reasonably satisfactory to Telepanel, to the effect set forth in
Exhibit 4.4(c) hereto.

     4.5 Regulatory Approvals.

     Each of Telepanel and ERS will promptly execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity which may be reasonably required, or which the other party may reasonably request in connection with the consummation of the transactions contemplated by this Agreement. Each of Telepanel and ERS will use its best efforts to obtain promptly all such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after it becomes required, each of Telepanel and ERS shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice, a pre-Arrangement notification report under the HSR Act and shall make such filings as are necessary under the Investment Canada Act. In addition, Telepanel shall promptly make application to the OSC and other relevant Canadian securities regulatory authorities seeking the orders and rulings contemplated by Section 7.11.

     4.6 Necessary Consents; Certain Notices.

     During the term of this Agreement, each of Telepanel and ERS will use its best efforts to obtain such written consents, authorizations, approvals and waivers and take such other actions as may be necessary or appropriate, in addition to those set forth in Section 4.5, to allow the consummation of the transactions contemplated hereby and the preservation of the respective rights and assets of the parties. Without limiting the generality of the foregoing, ERS shall submit to Telepanel for prior review and comment (which shall not be unreasonably withheld or delayed) any information circular distributed generally to the holders of the ERS Notes (as hereinafter defined) in order to satisfy the condition set forth under Section 5.11 hereof. In addition, promptly after the date hereof Telepanel shall submit to ERS for prior review and comment (which shall not be unreasonably withheld or delayed) such notice or notices of the transactions contemplated hereby as may be required pursuant to the counterparts of the Put Option (collectively, the "Telepanel Europe Put Option"), the Incorporation Agreement (the "Telepanel Europe Incorporation Agreement"), and the Shareholders Agreement (the "Telepanel Europe Shareholders Agreement"), in each case relating to Telepanel Europe (as hereinafter defined), insofar as any rights thereunder shall become exercisable as a result of the Arrangement and the transactions contemplated hereby, and shall deliver such notice or notices so that the period of exercise of such rights, if any, shall expire prior to the Closing Date. Telepanel shall also consult with ERS with respect to the documentation of the 5% Senior Convertible Notes (as defined in the Telepanel Disclosure Schedule), and any agreements related thereto, which prior to completion shall be submitted to ERS for review and confirmation, such confirmation not to be unreasonably delayed or withheld (such confirmation to be deemed unreasonably withheld if on grounds other than the inclusion of provisions (x) constituting a material departure from the term sheet therefor, and any drafts thereof, heretofore provided to ERS, (y) that, if in effect on the date hereof, would have required additional disclosure in any material respect in the Telepanel Disclosure Letter in order to have made the representations, warranties and covenants of Telepanel contained herein accurate on the date hereof, or (z) that would require any further modifications, waivers or consents, as contemplated under Section 5.11 hereof, after they have initially been obtained).

     4.7 Access to Information and Properties.

     Each of Telepanel and ERS will allow the other party and its agents reasonable access, during ordinary business hours, to the files, books, records, properties, assets, operations, personnel and offices of Telepanel and each Telepanel Subsidiary, or ERS and each ERS Subsidiary, as applicable, as such other party shall reasonably request, including, without limitation, any and all information relating to Telepanel's or ERS's electronic shelf labelling systems, customer orders, Taxes, commitments, contracts, leases, licenses and real, personal and intangible property and financial condition. Each of Telepanel and ERS will cause its accountants and other advisers to cooperate with the other party and its agents in making available to such other party all information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all Tax Returns and financial statements prepared or audited by such persons subject to the execution of customary access or indemnification agreements among the parties with respect to such review. The rights of access and inspection pursuant to this
Section 4.7 shall be subject to the Confidentiality Agreement referred to in Section 8.3. Each party shall furnish the other party with copies of all filings with the OSC and the SEC subsequent to the date hereof, which shall be prepared in accordance with the rules and regulations promulgated by, respectively, the OSC and the SEC if any such filings are made prior to the Effective Time.

     4.8 Satisfaction of Conditions Precedent.

     During the term of this Agreement, each of Telepanel and ERS will use its best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Articles 5, 6 and 7, and will use its best efforts to cause the Arrangement and other transactions contemplated by this Agreement to be consummated.

     4.9 No Other Negotiations.

     (a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Telepanel and the Telepanel Subsidiaries shall not, and shall use their best efforts to see that their respective directors do not, and shall not permit their respective officers, employees, representatives, investment bankers, agents and affiliates to, directly or indirectly: (i) solicit, initiate or engage in discussions or negotiations with any person, encourage submission of any inquiries, proposals or offers by, or take any other actions intended or designed to facilitate the efforts of any person, other than ERS, relating to the possible acquisition of, or business combinations with, Telepanel or any of the Telepanel Subsidiaries (whether by way of arrangement, amalgamation, take-over bid, tender offer, purchase of capital stock, purchase of assets or otherwise) or any material portion or its or their capital stock or assets (with any such efforts by any such person, including a firm proposal to make such acquisitions or combination, to be referred to as a "Telepanel Competing Transaction"); (ii) provide non-public information with respect to Telepanel or any of the Telepanel Subsidiaries, or afford any access to the properties, books or records of Telepanel or its Subsidiaries, to any person, other than ERS, relating to a possible Telepanel Competing Transaction by any person other than ERS; (iii) make or authorize any statement, recommendation or solicitation in support of any possible Telepanel Competing Transaction by any person, other than by ERS; or (iv) enter into an agreement with any person, other than ERS, providing for a possible Telepanel Competing Transaction. Telepanel, the Telepanel Subsidiaries, and their respective directors, officers, employees, representatives, investment bankers, agents and affiliates, shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     (b) (i)   Notwithstanding the foregoing, if at any time after
the date of this Agreement and prior to the date of the Telepanel Shareholders' Meeting, the Telepanel Board determines in good faith, acting reasonably, and after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to Telepanel shareholders, Telepanel may, in response to a Telepanel Superior Proposal (as hereinafter defined) which was not solicited by it or which did not otherwise result from a breach of
Section 4.9(a) and subject to providing prior written notice of its decision to take such action to ERS (the "Telepanel Notice") and compliance with subparagraph (ii) immediately succeeding, (x) furnish information with respect to Telepanel and the Telepanel Subsidiaries to any person making a Telepanel Superior Proposal pursuant to a customary confidentiality agreement and (y) participate in discussions (but not negotiations) to clarify the terms of such Telepanel Superior Proposal; provided, however, that neither Telepanel nor the Telepanel Board nor any committee thereof shall: (x) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to ERS, the approval or recommendation by the Telepanel Board or such committee of this Agreement or the Plan of Arrangement; (y) approve or recommend, or propose publicly to approve or recommend, any Telepanel Competing Transaction, other than by ERS; or (z) cause Telepanel to enter into any letter of intent, agreement-in-principle, acquisition agreement or any other similar agreements (each a "Telepanel Acquisition Agreement") related to any Telepanel Competing Transaction, other than with ERS. For the purposes of this Agreement, a "Telepanel Superior Proposal" means any formal proposal made by a third party to acquire, directly or indirectly, all of the Telepanel Common Shares then outstanding or all or substantially all of the assets of Telepanel or with respect to any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Telepanel and otherwise on terms which the Telepanel Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be materially more favorable to Telepanel shareholders than the combination contemplated by this Agreement and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Telepanel Board, is reasonably capable of being obtained by such third party. Telepanel shall be permitted to deliver only one Telepanel Notice with respect to each person making a Telepanel Superior Proposal.

         (ii) In addition to the obligations of Telepanel set forth in paragraphs (a) and (b)(i) of this Section 4.9, Telepanel shall immediately advise ERS orally and in writing of any requests for any information or of any Telepanel Competing Transaction, other than by ERS, the material terms and conditions of such request or Telepanel Competing Transaction and the identity of the person making such request or Telepanel Competing Transaction. Telepanel will keep ERS reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Telepanel Competing Transaction, other than with ERS.

         (iii) Nothing contained in Paragraph (a) of Section 4.9 shall prohibit Telepanel from making any disclosure to Telepanel's shareholders if, in the good faith judgment of the Telepanel Board, after consultation with outside counsel, failure so to disclose would violate its obligations under applicable law; provided, however, that neither Telepanel nor the Telepanel Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Plan of Arrangement or approve or recommend, or propose publicly to approve or recommend, a Telepanel Competing Transaction.

         (iv) ERS may, in its sole discretion, prior to the holding of the Telepanel Shareholders Meeting, amend the terms of the Plan of Arrangement to increase the consideration payable to Telepanel's shareholders pursuant thereto, by delivering such amended Plan of Arrangement to Telepanel before the holding of the Telepanel Shareholders Meeting, provided that such amendment shall not materially delay the consummation of the Arrangement.

     (c) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, ERS and the ERS Subsidiaries shall not, and shall use their best efforts to see that their respective directors do not, and shall not permit their respective officers, employees, representatives, investment bankers, agents and affiliates to, directly or indirectly: (i) solicit, initiate or engage in discussions or negotiations with any person, encourage submission of any inquiries, proposals or offers by, or take any other action intended or designed to facilitate the efforts of any person, other than Telepanel, relating to the possible acquisition of, or business combination with, ERS or any of the ERS Subsidiaries (whether by way of merger, consolidation, takeover bid, tender offer, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, wherein such acquisition or combination could reasonably be expected to materially impede, interfere with, prevent or delay the Arrangement or the transactions contemplated by this Agreement or which could reasonably be expected to materially reduce the benefits to Telepanel of the Arrangement or the transactions contemplated by this Agreement (with any such efforts by any such person, including a firm proposal to make such an acquisition or combination, to be referred to as an "ERS Competing Transaction");
(ii) provide non-public information with respect to ERS or any of the ERS Subsidiaries, or afford any access to the properties, books or records of ERS or the ERS Subsidiaries, to any person, other than Telepanel, relating to a possible ERS Competing Transaction by any person other than Telepanel; (iii) make or authorize any statement, recommendation or solicitation in support of any possible ERS Competing Transaction by any person, other than by Telepanel; or (iv) enter into an agreement with any person, other than Telepanel, providing for a possible ERS Competing Transaction. ERS, the ERS Subsidiaries, and their respective directors, officers, employees, representatives, investment bankers, agents and affiliates, shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     (d) (i) Notwithstanding the foregoing, if at any time after the date of this Agreement and prior to the date of the ERS Stockholders' Meeting, the ERS Board determines in good faith, acting reasonably, and after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to ERS stockholders, ERS may, in response to an ERS Superior Proposal (as hereinafter defined) which was not solicited by it or which did not otherwise result from a breach of Section 4.9(c) and subject to providing prior written notice of its decision to take such action to Telepanel (the "ERS Notice") and compliance with subparagraph
(ii) immediately succeeding, (x) furnish information with respect to ERS and the ERS Subsidiaries to any person making an ERS Superior Proposal pursuant to a customary confidentiality agreement and (y) participate in discussions (but not negotiations) to clarify the terms of such ERS Superior Proposal; provided, however, that neither ERS nor the ERS Board nor any committee thereof shall:
(x) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Telepanel, the approval or recommendation by the ERS Board or such committee of this Agreement or the Plan of Arrangement; (y) approve or recommend, or propose publicly to approve or recommend, any ERS Competing Transaction, other than by Telepanel; or (z) cause ERS to enter into any letter of intent, agreement-in-principle, acquisition agreement or any other similar agreements (each an "ERS Acquisition Agreement") related to any ERS Competing Transaction, other than with Telepanel. For the purposes of this Agreement, an "ERS Superior Proposal" means any formal proposal made by a third party to acquire, directly or indirectly, all of the ERS Common Stock then outstanding or all or sub-stantially all of the assets of ERS or with respect to any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving ERS, in each case wherein such acquisition or other transaction could reasonably be expected to materially impede, interfere with, prevent or delay the Arrangement or the transactions contemplated by this Agreement or which could reasonably be expected to materially reduce the benefits to Telepanel of the Arrangement or the transactions contemplated by this Agreement, and otherwise on terms which the ERS Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be materially more favorable to ERS stockholders than the combination contemplated by this Agreement and for which financing, to the extent required, is then committed or which, in the good faith judgment of the ERS Board, is reasonably capable of being obtained by such third party. ERS shall be permitted to deliver only one ERS Notice with respect to each person making an ERS Superior Proposal.

         (ii) In addition to the obligations of ERS set forth in paragraphs (c) and (d)(i) of this Section 4.9, ERS shall immediately advise Telepanel orally and in writing of any requests for any information or of any ERS Competing Transaction, other than by Telepanel, the material terms and conditions of such request or ERS Competing Transaction and the identity of the person making such request or ERS Competing Transaction. ERS will keep Telepanel reasonably informed of the status and details (including amendments or proposed amendments) of any such request or ERS Competing Transaction, other than with Telepanel.

     (iii) Nothing contained in Paragraph (c) of Section 4.9 shall prohibit ERS from making any disclosure to ERS' stockholders if, in the good faith judgment of the ERS Board, after consultation with outside counsel, failure so to disclose would violate its obligations under applicable law; provided, however, that neither ERS nor the ERS Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Plan of Arrangement or approve or recommend, or propose publicly to approve or recommend, an ERS Competing Transaction, other than with Telepanel.

     4.10 Pooling.

     Neither Telepanel nor ERS will take or agree to take any action that it has reason to believe would prevent ERS from accounting for the business combination to be effected by the Arrangement as a "pooling of interests" under U.S. GAAP or Rule 1-02 of Regulation S-X of the SEC.

     4.11 Notification of Certain Matters;
          Interim Financial Statements.

     (a) Between the date hereof and the Effective Time, each party will give prompt notice in writing to the other party, of:
(i) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof to the Effective Time, (ii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against the notifying party or any subsidiary or relating to or involving or otherwise affecting the notifying party or which relate to the consummation of the transactions contemplated by this Agreement, and (v) any material failure of the notifying party or any officer, director, employee or agent thereof to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The giving of any such notice under this Section 4.11 shall in no way change or modify the representations and warranties or the conditions to either party's obligations contained herein or otherwise affect the remedies available to either party hereunder.

     (b) Within 45 days after the end of each calendar quarter after the date of this Agreement, Telepanel will deliver to ERS unaudited consolidated statements of income for such calendar quarter and the corresponding calendar quarter of the preceding fiscal year. All such financial statements shall be true and correct in accordance with Canadian GAAP consistently applied and shall fairly present, in conformity with such principles as so utilized, the consolidated financial position, results of operations and cash flows of Telepanel as at the date or for the periods indicated (and shall be accompanied by a certificate of the chief financial or accounting officer of Telepanel to such effect), except as otherwise indicated in such statements and subject to normal and recurring year-end audit adjustments which would not, individually or in the aggregate, have a Material Adverse Effect on Telepanel. All unaudited financial statements delivered pursuant to this Paragraph (b) shall be prepared on a basis consistent with the unaudited consolidated financial statements of Telepanel referenced under Section 2.4(c).

     4.12 Indemnification.

     (a) ERS agrees that all rights to indemnification or exculpation now existing in favor of the directors or officers (the "Indemnified Parties") of Telepanel or any Telepanel Subsidiary as provided in its articles of incorporation or by-laws, a copy of which has been provided to ERS prior to the date of the execution of this Agreement, in effect on the date hereof shall survive the Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     (b) Telepanel shall use its best efforts to obtain a commitment for coverage with respect to matters occurring prior to the Effective Time, such coverage to become effective at the Effective Time and remain in effect for not less than one year from the Effective Time, and be substantially equivalent to that in effect under the current policies of the directors' and officers' liability insurance maintained by Telepanel, and which is not materially less advantageous, and with no gaps or lapses in coverages (hereinafter referred to as the "Initial Coverage"). The cost of such insurance shall be consistent with the amount set forth in the memorandum dated October 1, 1997 furnished by Telepanel to ERS; and, subject to the foregoing, ERS shall, prior to the expiration of such commitment, pay the premium for such insurance so as to obtain such coverage effective at the Effective
Time, such amount to be refundable to ERS in the event this Agreement terminates prior to Closing. ERS shall further use its best efforts to obtain coverage with respect to matters occurring prior to the Effective Time, such coverage to become effective upon the expiration of the Initial Coverage and remain in effect for not less than five years thereafter, and be substantially equivalent to that in effect under the current policies of the directors' and officers' liability insurance maintained by Telepanel, and which is not materially less advantageous, and with no gaps or lapses in coverage.

     4.13 Closing; Listing.

     The parties shall regularly communicate and consult with each other with respect to the fulfillment of the various conditions to the obligations under this Agreement of the parties hereto. Subject to the termination of this Agreement as provided in Article 8, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of ERS, 488 Main Street, Norwalk, Connecticut on a date (the "Closing Date") and at a time to be mutually agreed upon by the parties, which date shall be no later than ten business days after all conditions to Closing set forth herein shall have been satisfied or waived (other than conditions with respect to actions the parties shall take at Closing). Concurrently with the Closing, the Plan of Arrangement will be filed with the Director under the CBCA. ERS will use its best efforts to cause the shares of ERS Common Stock issuable from time to time upon exchange of the Exchangeable Shares to be listed at the Effective Time on Nasdaq. Telepanel will use its best efforts to cause the Exchangeable Shares to be listed at the Effective Time on the TSE.

     4.14 Continued Telepanel Operations.

     ERS does not presently have any plan or intention to liquidate Telepanel, to merge Telepanel with or into another corporation, or to sell or otherwise dispose of any of the stock of Telepanel (whether acquired pursuant to the Arrangement or pursuant to the exchange of any shares of Telepanel stock for shares of ERS stock).

     4.15 Governance.

     (a)  Board of Directors.

     (i) ERS shall take such action as may be necessary so that the ERS Board of Directors will be expanded at the Effective Time pursuant to ERS' By-Laws, amended as contemplated by Section 5.10 hereof, to include the following nine members: (x) five members designated by ERS prior to the filing with the SEC of the preliminary Joint Proxy Statement from among the incumbent members of the ERS Board (the "ERS Group"); three members designated by Telepanel prior to the filing with the SEC of the preliminary Joint
Proxy Statement from among the incumbent members of the Telepanel
Board (the "Telepanel Group"; each of the ERS Group and the
Telepanel Group referred to as a "Group") and an additional director (the "Additional Director"), who shall be a person with operating expertise and be mutually acceptable to ERS and Telepanel and shall have been designated by both ERS and Telepanel prior to the mailing of the Joint Proxy Statement to the stockholders of either party (all such directors, referred to as the "Closing Directors"). During the period from the Effective Time until the second anniversary thereof (the "Term"), ERS shall nominate and recommend for re-election to the ERS Board of Directors, upon expiration of their terms, the Closing Directors. If during the Term any director included in a Group resigns or is unable to serve for any reason, such vacancy shall be filled with a designee chosen by the remaining members of that director's Group and thereafter
ERS shall nominate and recommend such designee for election to the ERS Board of Directors as provided in the immediately preceding sentence and such director shall be deemed a member of such Group.
If during the Term the Additional Director resigns or is unable to serve for any reason, such vacancy shall be filled by action of the ERS Board and thereafter ERS shall nominate and recommend such successor for election to the ERS Board as hereinabove provided.

     (ii) ERS shall take such action as shall be necessary so that, at the Effective Time, it will be governed by the provisions set forth below:

          (A)  the following new section shall be added after
     Section 12 of Article IV of ERS' By-Laws:

          "Section 13. Approval of Certain Actions. Notwith-standing the provisions contained in Section 8 of this Article IV (and without limiting any provision contained in Section 9 of this Article IV), until the second anniversary of the Closing Date the affirmative vote of at least two-thirds of the Directors then serving, at a meeting at which a quorum is present, shall be required to authorize the following acts of the Board of Directors:

               (a) appointment of a principal executive officer of the Corporation under Section 1 of Article V; and

               (b) any fundamental change in the business of the Corporation and its subsidiaries, taken as a whole, from the business conducted thereby on the Closing Date and any business related, ancillary or complementary thereto and any business utilizing any technology, know-how, patents, processes, copyrights or other intellectual property now or hereafter developed thereby."
; and
          (B) Article XIV of ERS' By-Laws shall be amended to read as follows:

                          "ARTICLE XIV

                           AMENDMENTS

          Subject to the provisions of the Certificate of Incorporation, these By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the stockholders or by the Board of Directors at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors; provided, however, that until the second anniversary of Closing (as defined in the Combination Agreement dated October 29, 1997 [the "Combination Agreement"] between the Corporation and Telepanel Systems, Inc.), the size of the Board of Directors, as set forth in Section 1 of Article IV, and the provisions of Section 13 of Article IV, may only be amended by the affirmative vote of at least two-thirds of the Board of Directors or by a vote of the Corporation's stockholders holding and voting in favor thereof a majority of the voting power of the shares of the Corporation entitled to vote thereon, at any annual stockholders' meeting or at any special stockholders' meeting."

     (b)  Senior Management Structure.

     (i) ERS shall take such action as shall be necessary so that, at the Effective Time, the following Article IVA shall be added after Article IV of ERS' By-Laws:

                          "ARTICLE IVA

                  CORPORATE EXECUTIVE COMMITTEE

          There shall be a Corporate Executive Committee, which shall consist of the Chairman of the Board and each Vice Chairman of the Board, and such other officers of the Corporation as may from time to time be determined by the Board of Directors. The Corporate Executive Committee, under the direction of the Board of Directors, shall have general and active management of the business of the Corporation, shall see that all orders and resolutions of the Board of Directors are carried into effect and, as a body, shall exercise the principal executive authority of the Corporation. All decisions of the Corporate Executive Committee shall require the concurrence of a majority of its members."

     (ii) ERS shall take such action as may be necessary so that, at the Effective Time, Norton Garfinkle, Bruce F. Failing, Jr. and Christopher Skillen shall be appointed to the three-person Corporate Executive Committee of the Board of Directors established in accordance with and subject to the provisions of the By-Laws of ERS, amended as contemplated under Section 5.10 hereof.

     (iii) ERS shall take such action as may be necessary so that, at the Effective Time, Norton Garfinkle shall be appointed to the office of Chairman of the Board of ERS, Bruce F. Failing, Jr. shall be appointed to the office of Vice Chairman of the Board, Christopher Skillen shall be appointed to the office of Vice Chairman of the Board and William Erdman shall be appointed to the office of Executive Vice President-Chief Operating Officer of ERS, in accordance with and subject to the provisions of the By-Laws of ERS, amended as contemplated under Section 5.10 hereof.

     4.16 Installation Representation.

     Subsequent to the date hereof, ERS and Telepanel shall use their best efforts to enter into an agreement on or prior to November 30, 1997, upon terms commercially reasonable to each, pursuant to which ERS shall represent Telepanel in connection with installation of Telepanel electronic shelf label systems in the United States, without limitation containing such reasonable provisions as shall address the anticipated working capital needs of Telepanel in connection therewith in an amount up to U.S. $4,000,000, until the earlier of closing or termination of this Agreement.

                            ARTICLE 5

        CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

     The obligations of each of Telepanel and ERS to consummate the Arrangement are subject to the fulfillment or satisfaction on or before Closing, of each of the following conditions (any one or more of which may be waived by such party, but only in a writing signed by such party):

     5.1 Compliance with Law.

     There shall be no order, decree or ruling by any governmental agency or threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Arrangement, which would prohibit or render illegal the transactions contemplated by this Agreement.

     5.2 Government Consents.

     There shall have been obtained on or before the Closing such material permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Arrangement by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal, provincial and state securities laws and the compliance with, and expiration or termination of any applicable waiting period under the HSR Act.

     5.3 SEC Filings.

     The Registration Statement, if filed, shall have been declared effective under the Securities Act prior to the first date on which the Joint Proxy Statement is mailed to stockholders (or, if a shelf Registration Statement is required by the SEC, the shelf Registration Statement shall have been declared effective under the Securities Act effective on or before the Effective Date) and, at or prior to the time required, any approvals of state or provincial securities administrators shall have been obtained; at the Closing the Registration Statement shall not be the subject of any stop-order or proceedings seeking a stop-order or similar restraining order; and the Joint Proxy Statement shall at the Closing not be subject to any similar proceedings commenced or threatened by the SEC or the OSC.

     5.4 Shareholder Approval.

     This Agreement and the Arrangement shall have been approved and adopted by the Telepanel shareholders in accordance with the rules of the TSE and Nasdaq, applicable law and Telepanel's articles of incorporation and bylaws; and the Agreement and the Arrangement and the ERS Charter Changes shall have been approved and adopted by the ERS stockholders in accordance with the rules of Nasdaq, AIM, applicable law and ERS' certificate of incorporation and by-laws.

     5.5 No Legal Action.

     No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Arrangement shall have been issued by any Canadian or U.S. federal, provincial or state court or any foreign court or tribunal and remain in effect, nor shall any proceeding be pending or threatened which is reasonably likely to result in any of the foregoing.

     5.6 Tax Opinion.

     Telepanel shall have received (i) an opinion reasonably satisfactory to Telepanel and to ERS of Tory Tory DesLauriers & Binnington, counsel for Telepanel, to the effect that the Arrangement will be generally treated for Canadian federal income tax purposes as a reorganization of capital for purposes of section
86 of the ITA for those Telepanel shareholders who hold their Telepanel Common Shares as capital property for purposes of the ITA to the extent that Exchangeable Shares are received in exchange for Telepanel Common Shares, and such other tax opinions as are customary in these transactions and (ii) an opinion reasonably satisfactory to Telepanel and to ERS from Cravath, Swaine & Moore, U.S. special counsel for Telepanel, to the effect that, although not free from doubt, the Arrangement should generally be treated for U.S. federal income tax purposes as a tax-free reorganization under section 368 of the Code.

     5.7 Pooling Opinion.

     ERS shall have received from Price Waterhouse LLP an opinion, in form and substance reasonably satisfactory to Telepanel and ERS, that the Arrangement will be treated as a "pooling of interests" for purposes of U.S. GAAP.

     5.8 Court Approval.

     The Court shall have issued its final order approving the Arrangement and such order shall (a) not impose any material conditions or costs, (b) be in form and substance reasonably satisfactory to ERS and Telepanel (such approvals not to be unreasonably withheld or delayed by ERS or Telepanel) and (c) reflect the terms hereof.

     5.9 OSC, Etc.

     All necessary orders shall have been obtained from the OSC and other relevant Canadian securities regulatory authorities in connection with the Arrangement.

     5.10 Appointment to ERS Board; ERS Charter Changes;
          ERS By-Law Amendments.

     ERS shall have filed with the Secretary of State of Delaware a certificate of amendment to its Certificate of Incorporation pursuant to the DGCL, effective on the Effective Date, setting forth the ERS Charter Changes. The amendments to ERS' by-laws in the form thereof attached hereto as Exhibit 5.10 shall have been adopted by the Board of Directors of ERS, and the restructuring of the ERS Board and management provided for in Section 4.15 shall be effected, in each case effective on the Effective Date.

     5.11 High Yield Bonds.

     All modifications of, or waivers or consents under or in connection with, ERS' Senior Discount Notes due 2004 (the "ERS
Notes") and the ERS Indenture necessary in order to consummate the transactions contemplated hereby, and after the Effective Time to permit Telepanel to perform its obligations under the Adjusted
Telepanel Options, the Adjusted Telepanel Warrants and the Adjusted Telepanel Convertible Securities and (unless waived by ERS) after the Effective Time to permit prepayment of any liabilities of Telepanel or the Telepanel Subsidiaries existing at the Effective
Time, in each case under this Section 5.11 as if Telepanel and each of the Telepanel Subsidiaries were a "Restricted Subsidiary" under the ERS Indenture and as if Telepanel Europe S.A. ("Telepanel
Europe") were also a "Joint Venture" thereunder, shall have been effected or obtained (and in a manner so that neither Telepanel nor any Telepanel Subsidiary shall be obligated to become a guarantor under the ERS Indenture).

                            ARTICLE 6

        CONDITIONS PRECEDENT TO OBLIGATIONS OF TELEPANEL

     The obligations of Telepanel to consummate the Arrangement are subject to the fulfillment or satisfaction on or before the Closing, of each of the following conditions (any one or more of which may be waived by Telepanel, but only in a writing signed by Telepanel):

     6.1 Accuracy of Representations and Warranties.

     The representations and warranties of ERS set forth in Article 3 shall be true and accurate in all material respects when made and on and as of the Closing Date with the same force and effect as if they had been made at the Closing (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, and except for changes therein contemplated or permitted by this Agreement and provided, however, that if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty must be true and accurate; and Telepanel shall receive a certificate to such effect executed by ERS's Chairman or Chief Executive Officer and its Chief Financial Officer.

     6.2 Covenants.

     ERS shall have performed and complied in all material respects with all of its covenants required to be performed by it under this Agreement and the Plan of Arrangement on or before Closing, and Telepanel shall receive a certificate to such effect signed by ERS's Chairman or Chief Executive Officer and its Chief Financial Officer.

     6.3 Absence of Material Adverse Effect.

     Since the date of this Agreement, there shall not have been one or more events or changes that has had or would be reasonably likely to have a Material Adverse Effect on ERS.

     6.4  Certified Resolutions.

     Telepanel shall have received a certificate of the Secretary or an Assistant Secretary of ERS, in form and substance reasonably satisfactory to Telepanel, with respect to the authorization by its board of directors and stockholders of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, the number of authorized shares of ERS Common

Stock as of the Closing Date, the number of issued and outstanding, fully-paid and non-assessable shares of the capital stock of ERS as of such date, and the number of shares of ERS Common Stock subject to issuance upon exercise of options and warrants, convertible securities and similar obligations on such date.

     6.5  Third Party Consents.

     All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies required to consummate the transactions contemplated hereby shall have been made or obtained, and all other notices, consents or waivers with respect to the transactions contemplated by this Agreement, identified in Section 2.3(b) of the Telepanel Disclosure Letter or in Section 3.3(b) of the ERS Disclosure Letter or the failure to obtain which would have a Material Adverse Effect on Telepanel or on ERS, shall have been made or obtained.

     6.6  FIRPTA.

     Telepanel shall have received from ERS a certification complying with the Code and the regulations thereunder, in form and substance reasonably satisfactory to Telepanel, duly executed and acknowledged, certifying that an interest in ERS does not constitute a "United States real property interest" within the meaning of Section 897 of the Code.

     6.7  Letter of ERS' Accountants.

     Telepanel shall have received a letter of Price Waterhouse LLP, ERS' independent auditors, dated the Closing Date, addressed to Telepanel, in form and substance reasonably satisfactory to Telepanel, making the statements required by Section 4.4(c), on the basis of procedures set forth therein carried out by them not more than three business days prior to the Closing Date.

     6.8  Other Certificates.

     Telepanel shall have received such additional certificates, instruments and other documents, in form and substance reasonably satisfactory to Telepanel, as Telepanel shall have reasonably requested in connection with compliance with the conditions set forth in this Agreement.

                            ARTICLE 7

           CONDITIONS PRECEDENT TO OBLIGATIONS OF ERS

     The obligations of ERS to consummate the Arrangements are subject to the fulfillment or satisfaction on or before the Closing, of each of the following conditions (any one or more of which may be waived by ERS, but only in a writing signed by ERS):

     7.1 Accuracy of Representations and Warranties.

     The representations and warranties of Telepanel set forth in
Article 2 shall be true and accurate in all material respects when made and on and as of the Closing Date with the same force and effect as if they had been made at the Closing (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, and except for changes therein contemplated or permitted by this Agreement and provided, however, that if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty must be true and accurate, except to the extent the failure of such representations and warranties to be true and accurate has not had and would not be reasonably likely to have a Material Adverse Effect on Telepanel; and ERS shall receive a certificate to such effect executed by Telepanel's Chief Executive Officer and Chief Financial Officer.

     7.2 Covenants.

     Telepanel shall have performed and complied in all material respects with all of its covenants required to be performed by it under this Agreement and the Plan of Arrangement on or before the Closing, and ERS shall receive a certificate to such effect signed by Telepanel's Chief Executive Officer and Chief Financial Officer.

     7.3 Absence of Material Adverse Change.

     Since the date of this Agreement, there shall not have been one or more events or changes that has had or would be reasonably likely to have a Material Adverse Effect on Telepanel.

     7.4 Dissenting Shares.

     Telepanel shall not have received on or prior to the Effective Time notice from the holders of more than eight percent of the Telepanel Common Shares of their intention to exercise their rights of dissent under section 190 of the CBCA.

     7.5 Affiliate Agreements.

     ERS shall have received executed originals of Telepanel
Affiliate Agreements from each officer and director of Telepanel and each other holder of securities of Telepanel who, in the opinion of counsel for ERS, may be an Affiliate.

     7.6  Certified Resolutions; Capitalization.

     (a) ERS shall have received a certificate of the Secretary or an Assistant Secretary of Telepanel in form and substance reasonably satisfactory to ERS, with respect to the authorization by the board of directors and the stockholders of Telepanel of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, the number of authorized
Telepanel Common Shares as of the Closing Date, the number of issued and outstanding, fully paid and non-assessable shares of the capital stock of Telepanel as of such date, and the number of Telepanel Common Shares subject to issuance upon exercise of the Telepanel Options and the Telepanel Warrants and Telepanel convertible securities or similar obligations on such date.

     (b) ERS shall have received assurances, reasonably satisfactory to it, that at and after the Effective Time, there shall not exist any security, option, warrant, right, put, call, subscription, agreement, commitment, understanding or claim of any kind, fixed or contingent (including the Telepanel Options and the Telepanel Warrants and the Telepanel Convertible Securities), that directly or indirectly calls for Telepanel or any of the Telepanel Subsidiaries to acquire, issue, deliver or sell, or to cause to be acquired, issued, delivered or sold, any shares of the capital stock of or equity interest in Telepanel or any Telepanel Subsidiary or obligating Telepanel or any Telepanel Subsidiary to grant, extend or enter into any of the foregoing (in each case other than the rights of the holders of Exchangeable Shares pursuant to the Arrangement).

     7.7  Third Party Consents.

     All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies required to consummate the transactions contemplated hereby shall have been made or obtained, and all other notices, consents or waivers with respect to the transactions contemplated by this Agreement, identified in Section 2.3(b) of the Telepanel Disclosure Letter or in Section 3.3(b) of the ERS Disclosure Letter or the failure to obtain which would have a Material Adverse Effect on Telepanel or on ERS, or otherwise to change the fiscal year end of Telepanel and any of the Telepanel Subsidiaries in such manner as shall be determined by ERS, shall have been made or obtained.

     7.8  Resignations.

     ERS shall have received the resignations of all such officers and directors of Telepanel and each Telepanel Subsidiary requested by it or all such officers and directors have ceased to hold office.

     7.9 Letter of Accountants for Telepanel.

     ERS shall have received a letter of Price Waterhouse, Chartered Accountants, Telepanel's independent auditors, dated the Closing Date, addressed to ERS, in form and substance reasonably satisfactory to ERS, making the statements required by Section
4.4(b) on the basis of procedures set forth therein carried out by them, respectively, not more than three business days prior to the Closing Date.

     7.10 Relief from Telepanel Reporting Obligations.

     Orders or rulings shall have been obtained, on terms at least as favorable to the parties as those customarily obtained in transactions similar to the Arrangement, which relieve Telepanel, following the Effective Time, of ongoing filing and reporting obligations under the Securities Act (Ontario) and other relevant Canadian securities laws on condition that ERS file with the OSC and other relevant Canadian securities regulatory authorities copies of its reports and filings made in accordance with applicable United States securities laws and otherwise on conditions acceptable to ERS, acting reasonably.

     7.11 Telepanel Europe.

     Insofar as exercisable as a result of the Arrangement and the transactions contemplated hereby, all rights under the Telepanel Europe Put Option shall have been exercised and settled or shall have expired, and all rights under Section 10.2 of the Telepanel Europe Incorporation Agreement, if any, shall have been waived, and all rights under Section 5 of the Telepanel Europe Shareholders Agreement, if any, shall have been waived; and, subject to the commitment by ERS to reserve a sufficient number of shares of ERS Common Stock for issuance upon exchange of such Exchangeable Shares, each of the Telepanel Europe Put Option and all counterparts of the Call Option relating to Telepanel Europe shall have been appropriately amended, upon such terms and subject to such conditions as shall be reasonably satisfactory to ERS, so that, for purposes of calculation of the "price/earnings ratio" thereunder, references to the promisor shall be deemed references to ERS, and, for purposes of settlement following the exercise of any option thereunder, references to common stock of the promisor shall be deemed references to ERS Common Stock.

     7.12 Certain Adjustments.

     All adjustments in the terms of the Telepanel Options, the Telepanel Warrants and the Telepanel Convertible Securities, solely in accordance with the terms thereof in effect on the date hereof or prior to the Effective Time, reasonably requested by ERS, shall have been effected.

     7.13 Other Certificates.

     ERS shall have received such additional certificates, instruments and other documents, in form and substance reasonably satisfactory to ERS, as it shall have reasonably requested in connection with compliance with the conditions set forth in this Agreement.

                            ARTICLE 8

                    TERMINATION OF AGREEMENT

     8.1 Termination.

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Arrangement by the stockholders of ERS or shareholders of Telepanel:

     (a)  by mutual agreement of Telepanel and ERS;

     (b) by Telepanel, if there has been a breach by ERS in any material respect of any representation, warranty, covenant or agreement set forth in this Agreement on the part of ERS and which ERS fails to cure within 15 business days after written notice thereof from Telepanel (except that no cure period shall be provided for a breach by ERS which by its nature cannot be cured), or if any representation of ERS shall not be true in all material respects as of the Effective Time (with such exceptions therein as are permitted by Section 6.1 hereof);

     (c) by ERS, if there has been a breach by Telepanel in any material respect of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Telepanel and which Telepanel fails to cure within 15 business days after written notice thereof from ERS (except that no cure period shall be provided for a breach by Telepanel which by its nature cannot be cured), or if any representation of Telepanel shall not be true in all material respects as of the Effective Time (with such exceptions therein as are permitted by Section 7.1 hereof);

     (d) by either party (provided that such party is not then in breach of this Agreement) if the shareholders of Telepanel do not approve the Arrangement at the Telepanel Shareholders Meeting or the stockholders of ERS do not approve at the ERS Stockholders Meeting this Agreement and the ERS Charter Changes;

     (e) by either Telepanel or ERS, if all the conditions for Closing the Arrangement shall not have been satisfied or waived and the Closing shall not have occurred on or before 5:00 p.m. New York time on May 31, 1998, other than as a result of a breach of this Agreement by the terminating party or a breach by any of the Affiliates of the Affiliate Agreements referred to in Section 4.3; or

     (f) by either party, if a permanent injunction or other order by any U.S. or Canadian federal, provincial or state court shall have been issued and shall have become final and nonappealable which would make illegal or otherwise restrain or prohibit the consummation of the Arrangement.

     8.2 Notice of Termination.

     Any termination of this Agreement under Section 8.1 above will be effective by the delivery of written notice by the terminating party to the other party hereto.

     8.3 Effect of Termination.

     In the case of any termination of this Agreement as provided in this Article 8, this Agreement shall be of no further force and effect (except as provided in Section 8.4 or in Article 10) and nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations contained in the separate Confidentiality Agreement dated August 6, 1997 between Telepanel and ERS (the "Confidentiality Agreement").

     8.4  Subsequent Payments.

     (a) If this Agreement is terminated pursuant to this Article 8 (other than under Sections 8.1(a) or (b), and except if the ERS stockholders have disapproved the Agreement and the ERS Charter Changes), and within six months after termination Telepanel consummates a Telepanel Competing Transaction which was the subject of a Telepanel Notice, other than with ERS, or Telepanel enters into a Telepanel Acquisition Agreement relating to a Telepanel Competing Transaction which was the subject of a Telepanel Notice, other than with ERS, and such transaction is within such period or thereafter consummated, Telepanel shall, upon consummation, cause any third party with whom it has consummated such Telepanel Competing Transaction to pay to ERS (by wire transfer in immediately available funds) the sum of:

          (x) an amount equal to 5% of the consideration that would have been payable to Telepanel and its shareholders under this Agreement; plus

          (y) the aggregate out-of-pocket expenses paid or payable by ERS in connection with this Agreement and the transactions contemplated hereby.

     (b) If this Agreement is terminated pursuant to this Article 8 (other than under Sections 8.1(a) or (c), and except if the Telepanel shareholders have disapproved the Arrangement), and within six months after termination ERS consummates an ERS Competing Transaction which was the subject of an ERS Notice, other than with Telepanel, or ERS enters into an ERS Acquisition Agreement relating to an ERS Competing Transaction which was the subject of an ERS Notice, other than with Telepanel, and such transaction is within such period or thereafter consummated, ERS shall, upon consummation, cause any third party with whom it has consummated such ERS Competing Transaction to pay to Telepanel (by wire transfer in immediately available funds) the sum of:

          (x) an amount equal to 5% of the consideration that would have been payable to the Telepanel shareholders under this Agreement; plus

          (y) the aggregate out-of-pocket expenses paid or payable by Telepanel in connection with this Agreement and the transactions contemplated hereby.

     (c) For purposes of this Section 8.4, the aggregate consideration that would have been payable to the Telepanel shareholders under this Agreement shall be calculated as the product obtained by multiplying: (A) the product obtained by multiplying (i) number of Telepanel Common Shares outstanding upon termination of this Agreement by (ii) the number of Exchangeable Shares exchangeable for each Telepanel Common Share pursuant to the Exchange Ratio; by (B) the Current Market Price (as defined in the Voting, Support and Exchange Trust Agreement) in respect of a share of ERS Common Stock on the date of termination of this Agreement.

     (d) Telepanel and ERS agree that, in view of the nature of the issues likely to arise in the event of termination in the circumstances described in this Section 8.4, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring payment of the amounts as set forth herein, it is the intent of the parties to provide, as of the date of this Agreement, for a liquidated amount of damages. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.

                            ARTICLE 9

                   SURVIVAL OF REPRESENTATIONS

     All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or the Effective Time, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

                           ARTICLE 10

                          MISCELLANEOUS

     10.1 Governing Law.

     The internal laws of the State of New York (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

     10.2 Assignment; Binding Upon Successors and Assigns.

     Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     10.3 Severability.

     If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

     10.4 Counterparts.

     This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

     10.5 Other Remedies; Specific Performance.

     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. The parties each recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce the terms and provisions of this Agreement by a decree of specific performance in any action instituted in any court of the United States or Canada or any state or province thereof having jurisdiction without the necessity of proving the inadequacy as a remedy of money damages.

     10.6 Amendment and Waivers.

     Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto at any time before or after approval of the Telepanel shareholders or the ERS stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Telepanel shareholders or the ERS stockholders without obtaining such further approval.

     10.7 Expenses.

     Each party will bear its respective expenses including legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

     10.8 Notices.

     All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied or sent by nationally recognized overnight courier to the parties at the following address (or at such other address for a party as shall be specified by like notice):

     If to Telepanel:    Telepanel Systems, Inc.
                         245 Riviera Drive
                         Markham, Ontario
                         Canada L3R SJ9

                         Attention: Christopher Skillen, President
                         Telecopy No: (905) 477-9528

     With a copy to:     Tory Tory DesLauriers & Binnington
                         Suite 3000 Aetna Tower
                         P.O. Box 270
                         Toronto-Dominion Centre
                         Toronto, Ontario
                         Canada M5K 1N2

                         Attention: Barry Reiter and Patricia Koval
                         Telecopy No.: (416) 865-7380

     and to:             Cravath, Swaine & Moore
                         Worldwide Plaza
                         825 Eighth Avenue
                         New York, N.Y. 10019

                         Attention: William P. Rogers, Jr.
                         Telecopy No.: (212) 474-3700

     If to ERS:          Electronic Retailing Systems
                          International, Inc.
                         488 Main Avenue
                         Norwalk, Connecticut 06851

                         Attention: Norton Garfinkle
                                    Chairman of the Board
                         Telecopy No.: (203) 849-2501

     With a copy to:     Krugman Chapnick & Grimshaw LLP
                         Park 80-Plaza West Two
                         Saddle Brook, New Jersey 07663-5819

                         Attention: Howard Kailes
                         Telecopy No.: (201) 845-9627

     and to:             Stikeman, Elliott
                         Commerce Court West
                         Suite 5300, P.O. Box 85
                         Toronto, Ontario
                         Canada M5L 1B9

                         Attention: Ian Douglas
                         Telecopy No.: (416) 947-0866

     All such notices and other communications shall be deemed to be effective upon receipt by the party to whom given; provided that any notice or other communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient.

     10.9 Construction of Agreement.

     This Agreement has been negotiated by each party and its attorneys and the language will not be construed for or against either party. A reference to a section or an exhibit will mean a section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement, which will be considered as a whole.

     10.10 No Joint Venture.

     Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and the status of each is, and at all times, will continue to be, that of an independent contractor with respect to the other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this section.

     10.11 Further Assurances.

     Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions described in and contemplated by this Agreement and to carry into effect the intents and purposes of this Agreement.

     10.12 Absence of Third Party Beneficiary Rights.

     No provision of this Agreement is intended, nor will any provision be interpreted, to provide or create any third party beneficiary right or any other right of any kind in any client, customer, affiliate, stockholder or partner of any party or any other person or entity except as specifically provided otherwise herein and, except as so provided, all provisions of this Agreement will be personal solely between the parties to this Agreement. Anything contained herein to the contrary notwithstanding, the Indemnified Parties are intended beneficiaries of Section 4.12 hereof.

     10.13 Public Announcement.

     Upon execution of this Agreement, ERS and Telepanel promptly will issue a joint press release approved by both parties announcing the Arrangement. Thereafter, any and all publicity, and notices by the parties hereto to other parties (other than Governmental Entities), concerning the Arrangement and the other transactions contemplated by this Agreement shall be subject to the prior approval of both parties, except that ERS or Telepanel may issue such press releases, and make such other disclosures regarding the Arrangement, as it determines in good faith (after consultation with legal counsel) are required under applicable securities laws or by the Nasdaq or the TSE or the AIM rules;
provided that to the extent reasonably practicable each party making any such disclosure will provide advance notice to the other of the form and content of any such disclosure and opportunity to comment promptly thereon, and will in any case promptly deliver a copy of such disclosure, in the form in which the disclosure was released, to the other party.

     10.14 Entire Agreement.

     This Agreement and the exhibits constitute the entire understanding and agreement of the parties with respect to the subject matter and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter other than the Confidentiality Agreement, which shall remain in full force and effect. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Combination Agreement as of the date first above written in the City of New York, State of New York, United States of America.

ELECTRONIC RETAILING SYSTEMS  TELEPANEL SYSTEMS INC.
  INTERNATIONAL, INC.



By: s/Norton Garfinkle        By: s/Christopher Skillen
   ------------------------      ----------------------------
     Chairman                    President and Chief Executive
                                  Officer